As filed with the Securities and Exchange Commission on May 23, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

GIGPEAK, INC.
(Exact name of registrant as specified in its charter)
______________________

Delaware (State or other jurisdiction of incorporation or organization)	26-2439072 (I.R.S. Employer Identification No.)

130 Baytech Drive San Jose, CA 95134 (408) 522-3100 (Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Avi S. Katz
Chief Executive Officer
GigPeak, Inc.
130 Baytech Drive
San Jose, CA 95134
(408) 522-3100
(Name, address, including ZIP code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Jeffrey C. Selman, Esq.
Crowell & Moring LLP
275 Battery St., 23rd Floor
San Francisco, CA 94111
(415) 986-2800

Approximate date of commencement of proposed dale of the securities to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (3)	Proposed Maximum Offering Price Per Security (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, $0.001 par value per share, including related rights to purchase Series A junior participating preferred stock (1)(2)	1,754,385	$2.5750	$4,517,541.38	$454.92

(1)	All the shares of common stock being registered hereby are offered for the account of a certain selling stockholder who acquired such shares in a private transaction.

(2)	Each share of the Registrant’s Common Stock being registered hereunder, if issued prior to the termination by the Registrant of its Amended and Restated Rights Agreement, dated as of December 16, 2014, between the Registrant and the rights agent named therein, includes Series A Junior Preferred Stock purchase rights (the “Rights”). Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Registrant’s Common Stock and have no value except as reflected in the market price of the shares to which they are attached.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock as may be issuable with respect to the shares being issued hereunder as a result of a stock split, stock dividend, capitalization or similar event.

(4)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low prices of the registrant’s common stock reported as of May 18, 2016 on the NYSE MKT.
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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholder may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 23, 2016.

The selling stockholder of GigPeak, Inc. (formerly GigOptix, Inc. and the “Company”) listed beginning on page 34, together with any additional selling stockholders listed in any applicable prospectus supplement, may offer and resell up to 1,754,385 shares (the “Purchased Shares”) of our common stock, par value $0.001 per share. The selling stockholder acquired these shares from us pursuant to the terms of the Securities Purchase Agreement, dated March 21, 2016 the (“Purchase Agreement”), by and among the Company and Pudong Science and Technology Investment (Cayman) Co., Ltd. (the “Selling Stockholder”).  The closing of the acquisition of the Purchased Shares occurred on March 24, 2016. To the extent that a statement made in a prospectus supplement conflicts with statements made in this prospectus, the statements made in the prospectus supplement will be deemed to modify or supersede those made in this prospectus.

We are not selling any shares of our common stock under this prospectus, and we will not receive any of the proceeds from the sale of shares by the Selling Stockholder. The Selling Stockholder may sell the shares of common stock described in this prospectus through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. We provide more information about how the Selling Stockholder may sell its shares of common stock in the section of this prospectus entitled “Plan of Distribution.”

Our common stock is listed on the NYSE MKT under the symbol “GIG.” The last reported sale price on May 20, 2016 was $2.69 per share.
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Investing in our securities involves risks. Please carefully read the information under the headings “Risk Factors” beginning on page 24 of this prospectus and any similar section contained in the documents incorporated by reference, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2016 for certain risks you should consider before you make your investment decision.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______________, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. Selling stockholders named in this prospectus or in one or more supplements to this prospectus may sell shares of common stock from time to time. Each time any selling stockholder named herein sells shares of common stock under the registration statement of which this prospectus is a part, such selling stockholder will provide a copy of this prospectus and any applicable prospectus supplement, as required by law. Any applicable prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

The selling stockholders may offer and sell shares of common stock directly to purchasers, through agents selected by the selling stockholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of shares of common stock. See “Plan of Distribution.”

We have not authorized, and no selling stockholder has authorized, any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to carefully read this entire prospectus and the information incorporated by reference herein carefully, including the “Risk Factors” section. In this prospectus, unless the context indicates otherwise, the terms “GigPeak,” “Company,” “we,” “us,” and “our” refer to GigPeak, Inc., and its subsidiaries.

GigPeak, Inc.

About GigPeak

Overview

GigPeak Inc. (formerly GigOptix, Inc.) is a leading innovator of semiconductor integrated circuits (“ICs”) and software solutions for high-speed connectivity and high-quality video compression over the network and the Cloud. The Company’s focus is to develop and deliver products that enable lower power consumption and faster data connectivity, more efficient use of network infrastructure and broader connectivity to the Cloud, and reduce the total cost of ownership of existing network pipes from the core to the end user. GigPeak addresses both the speed of data transmission and the amount of bandwidth the data consumes within the network, and provides solutions that increase the efficiency of various cloud-connected applications such as the Internet-of-Things (“IoT”), leveraging its strength in high-speed connectivity and, with the highest quality video compression assets that were acquired through the acquisition (the “Merger”) of Magnum Semiconductor, Inc. (“Magnum”) during the Company’s second fiscal quarter on April 5, 2016 . The extended product portfolio provides more flexibility to support changing market requirements and customer’s dynamic road-maps, by way of using ICs and monolithic microwave integrated circuits (“MMICs”), and through full software programmability and cost efficient custom application specific integrated circuit (“ASICs”).

The Company develops semiconductor ICs and software solutions for high-speed connectivity and high-quality video compression over the enterprise network and the Cloud. With its product focus, the Company attempts to reduce the total cost of ownership of existing network pipes, from the core of the network to the end user appliances and terminals.

GigPeak addresses both the speed of data transmission and the amount of bandwidth the data consumes within the network, which are the two major data streaming bottlenecks, while also the future enabler factors, to maintain network efficiency. As such, the Company’s products also naturally provide solutions that increase the efficiency of IoT and other Cloud-connected applications. GigPeak’s solutions leverage its industry-recognized strength in high-speed connectivity delivered through the GigOptix brand-name product line, and as of the second fiscal quarter of 2016, the highest quality video compression delivered through the industry-recognized Magnum brand.

The recently extended GigPeak product portfolio provides flexibility to better support on-going changes in the connectivity that customers and markets require by deploying a wider tool-box of solutions from various kinds of semiconductor materials, integrated circuits and Multi-Chip-Modules (“MCMs), through cost-effective ASICs and system-on-chips (“SoCs”), and into full software programmable open-platform offerings.

The Company’s products are highly customized and typically developed in partnership with key “Lighthouse” customers, occasionally generating some engineering project revenues through the development stage, and where the largest revenue is generated from future device product shipments and sales through these customers and general market availability.

Since inception in 2007, the Company has expanded its customer base by acquiring and integrating eight (8) companies with complementary and synergistic products and customers, and spun out one (1) business to establish a joint-venture. GigPeak’s worldwide direct sales force is supported by a significant number of channel representatives and distributors that sell its products throughout North America, South America, Europe, Japan and Asia.

As noted above, on April 5, 2016, the Company completed its most recent acquisition of Magnum, and simultaneously renamed itself as GigPeak, Inc. Magnum was a fabless semiconductor manufacturer and software solution developer, and brought a well-developed and comprehensive portfolio of video broadcasting and compression solutions to GigPeak, including silicon ICs, SoCs, software solutions, and a comprehensive library of intellectual property. The Magnum products were for the professional video broadcast and were extendable to IoT camera markets. Magnum provided top of the line products, tools and technologies for the entire video content creation and distribution chain, from contribution and production through distribution over cable, telecom, satellite and over-the-top (“OTT”) video streaming.

Through the acquisition of Magnum, the Company broadens its product offerings by adding additional flavors of silicon ICs, and new SoCs, software, and intellectual property (“IP”) for the professional broadcast infrastructure market. Today’s video service providers, which include cable operators, telecommunications companies and satellite TV providers, are continuously seeking to perfect their linear and nonlinear workflows and improve the quality of their video content, while simultaneously optimizing the efficiency of their networks. The Company’s products, tools, and technologies are currently used in the entire video content creation and distribution chain. Specifically, GigPeak’s solutions are used to address challenges in video contribution, video production, primary and secondary distribution, and enterprise wide solutions. Over time, GigPeak will look to leverage those capabilities and seek opportunities to expand its offerings into new markets, such as potentially surveillance cameras and other video IoT applications.

The blending of products and technologies gives GigPeak the capability to address both the speed of data transmission and the amount of bandwidth the data consumes within a network, driven in particular by the video content which is the source of a majority of the datacenter traffic and storage on today’s networks. Through this combination, we provide solutions to enhance the footprint utilization and reduce total cost of ownership of existing network pipes from the core to the end user. Our wide product portfolio and exceptional customer support practices, will continue to serve the enterprise networking and broadcasting original equipment manufacturers (“OEMs”), as well as IoT and other Cloud-connected consumers.

With the acquisition of Magnum, the Company is in the process of reorganizing its operations to line up with its targeted end-markets and customers. This will eventually result later in fiscal 2016 in two business lines: the Enterprise Networking, which will be likely named the “GigOptix” product line, and the Consumer and Cloud-Connectivity, which will be likely named the “GigCloud” line. Most of the Company’s current product lines will contribute products to each one of those two business lines.

The Offering

Common stock offered by the Selling Stockholder:	1,754,385 shares
Our common stock is listed on the NYSE MKT under the symbol:	GIG
Use of proceeds:	All of the shares of common stock being offered under this prospectus are being sold by the Selling Stockholder. Accordingly, we will not receive any proceeds from the sale of these shares

BUSINESS

Overview

GigPeak Inc. (formerly GigOptix, Inc.) is a leading innovator of semiconductor integrated circuits (“ICs”) and software solutions for high-speed connectivity and high-quality video compression over the network and the Cloud. The Company’s focus is to develop and deliver products that enable lower power consumption and faster data connectivity, more efficient use of network infrastructure and broader connectivity to the Cloud, and reduce the total cost of ownership of existing network pipes from the core to the end user. GigPeak addresses both the speed of data transmission and the amount of bandwidth the data consumes within the network, and provides solutions that increase the efficiency of various cloud-connected applications such as the Internet-of-Things (“IoT”), leveraging its strength in high-speed connectivity and, with the highest quality video compression assets that were acquired through the acquisition (the “Merger”) of Magnum Semiconductor, Inc. (“Magnum”) during the Company’s second fiscal quarter on April 5, 2016 . The extended product portfolio provides more flexibility to support changing market requirements and customer’s dynamic road-maps, by way of using ICs and monolithic microwave integrated circuits (“MMICs”), and through full software programmability and cost efficient custom application specific integrated circuit (“ASICs”).

The Company develops semiconductor ICs and software solutions for high-speed connectivity and high-quality video compression over the enterprise network and the Cloud. With its product focus, the Company attempts to reduce the total cost of ownership of existing network pipes, from the core of the network to the end user appliances and terminals.

GigPeak addresses both the speed of data transmission and the amount of bandwidth the data consumes within the network, which are the two major data streaming bottlenecks, while also the future enabler factors, to maintain network efficiency. As such, the Company’s products also naturally provide solutions that increase the efficiency of IoT and other Cloud-connected applications. GigPeak’s solutions leverage its industry-recognized strength in high-speed connectivity delivered through the GigOptix brand-name product line, and as of the second fiscal quarter of 2016, the highest quality video compression delivered through the industry-recognized Magnum brand.

The recently extended GigPeak product portfolio provides flexibility to better support on-going changes in the connectivity that customers and markets require by deploying a wider tool-box of solutions from various kinds of semiconductor materials, ICs and Multi-Chip-Modules (“MCMs), through cost-effective ASICs and system-on-chips (“SoCs”), and into full software programmable open-platform offerings.

The Company’s products are highly customized and typically developed in partnership with key “Lighthouse” customers, occasionally generating some engineering project revenues through the development stage, and where the largest revenue is generated from future device product shipments and sales through these customers and general market availability.

Since inception in 2007, the Company has expanded its customer base by acquiring and integrating eight (8) companies with complementary and synergistic products and customers, and spun out one (1) business to establish a joint-venture. GigPeak’s worldwide direct sales force is supported by a significant number of channel representatives and distributors that sell its products throughout North America, South America, Europe, Japan and Asia.

As noted above, on April 5, 2016, the Company completed its most recent acquisition of Magnum, and simultaneously renamed itself as GigPeak, Inc. Magnum is a fabless semiconductor manufacturer and software solution developer, and brings a well-developed and comprehensive portfolio of video broadcasting and compression solutions to GigPeak, including silicon ICs, SoCs, software solutions, and a comprehensive library of intellectual property. The Magnum products currently are for the professional video broadcast and are extendable to IoT camera markets. Magnum provides top of the line products, tools and technologies for the entire video content creation and distribution chain, from contribution and production through distribution over cable, telecom, satellite and over-the-top (“OTT”) video streaming.

The blending of products and technologies gives GigPeak the capability to address both the speed of data transmission and the amount of bandwidth the data consumes within a network, driven in particular by the video content which is the source of a majority of the datacenter traffic and storage on today’s networks. Through this combination, we provide solutions to enhance the footprint utilization and reduce total cost of ownership of existing network pipes from the core to the end user. Our wide product portfolio and exceptional customer support practices, will continue to serve the enterprise networking and broadcasting original equipment manufacturers (“OEMs”), as well as IoT and other Cloud-connected consumers.

With the acquisition of Magnum, the Company is in the process of reorganizing its operations to line up with its targeted end-markets and customers. This will eventually result later in fiscal 2016 in two business lines: the Enterprise Networking, which will be likely named the “GigOptix” product line, and the Consumer and Cloud-Connectivity, which will be likely named the “GigCloud” line. Most of the Company’s current product lines will contribute products to each one of those two business lines.

Historically, since inception in 2007 and through 2014, we had incurred net losses. For the year ended December 31, 2015, for the first time, we recorded net income of $1.2 million. For the year ended December 31, 2014, we incurred a net loss of $5.8 million. For the years ended December 31, 2015 and 2014, we had cash inflows from operations of $3.0 million and $2,000, respectively. As of December 31, 2015, we had an accumulated deficit of $101.0 million.

Industry Background

Over the past several years, communications networks have undergone significant challenges as network operators have been pursuing more profitable service offerings while reducing operating costs. The growing demand by enterprises and consumers for bandwidth due to the explosion of data, voice and video usage across networks has driven service providers to continuously add higher speed access through Wi-Fi, 4G and 5G long term evolution (“LTE”), digital subscriber line (“DSL”), and cable and fiber to the destination (“FTTx”), as well as converge their separate data, voice and video-media networks into a single IP-based high capacity integrated network to more easily manage and provide these services. High bandwidth applications such as content downloading, video streaming, high-resolution and big-data, social networks, online gaming, cloud services and Internet protocol television are challenging network service providers to supply increasing bandwidth to their customers and results in increased network utilization across the entire core and edge of wire-line, wireless and cable networks. Additionally, enterprises and institutions are managing their rapidly escalating demand for data and bandwidth and are upgrading and deploying higher speed local, storage and wide area networks (“LANs,” “SANs” and “WANs,” respectively). The U.S. government’s defense and homeland security efforts also add to the demand for bandwidth, as vast amounts of data are generated through sophisticated surveillance and defense network applications that are then transferred via a myriad of terrestrial and satellite communications channels. The U.S. government and its contractors are incorporating optical and high frequency wireless and satellite communications technologies into their systems and infrastructure to address these challenges.

Optical and wireless networking technologies support higher speeds and added features, and offer greater interoperability to accommodate higher bandwidth requirements at lower cost. Leading network systems vendors are producing optical systems for carriers increasingly based on 100 Gbps and 400 Gbps speeds including multi-service switches, dense wave division multiplexing (“DWDM”) transport terminals, access multiplexers, routers, Ethernet switches and other networking systems. Moreover, these network system vendors now also offer wireless communications systems to address mobile access and backhaul demands with increased bandwidths capable of more than 1 Gbps, more so for the last kilometer connectivity applications in dense urban areas. Mirroring the convergence of telecom and datacom networks, these systems vendors are increasingly addressing both telecom and datacom applications and are also looking to integrate their network equipment offerings into a single product. Faced with the technological and cost challenges of building fully integrated systems that can handle data, voice and video, OEMs are re-focusing on core competencies of software and systems integration, and relying on outside module and component suppliers for the design, development and supply of critical electro–optic and wireless products that perform the critical transmit and receive functions. In addition, the carriers are increasing their demands from the OEMs to also provide systems that enable the streaming of high speed information through their entire network which includes both optical and wireless equipment.

Through the acquisition of Magnum, we broadened our product offerings by adding additional flavors of silicon ICs, SoCs, software, and intellectual property (“IP”) for the professional broadcast infrastructure market. Today’s video service providers, which include cable operators, telecommunications companies and satellite TV providers, are continuously seeking to perfect their linear and nonlinear workflows and improve the quality of their video content, while simultaneously optimizing the efficiency of their networks. The Company’s products, tools, and technologies are currently used in the entire video content creation and distribution chain. Specifically, GigPeak’s solutions are used to address challenges in video contribution, video production, primary and secondary distribution, and enterprise wide solutions. Over time, GigPeak will look to leverage those capabilities and seek opportunities to expand its offerings into new markets, such as potentially including surveillance cameras and other video IoT applications.

We also supply custom ASICs used in industrial and mil-aero applications. Historically, customers choose our custom ASICs for a number of reasons including the customers’ needs: to differentiate their products; to reduce cost or power consumption by using one custom IC; or to replace more costly and energy inefficient programmable devices such as field programmable gate arrays (“FPGAs”).

A custom ASIC makes sense where the merchant market of standard products does not provide a standard product that adequately serves a customer’s particular purpose or application. Many large semiconductor companies offer custom services for high volume customers. However, there is a large market for the next tier of applications where a custom chip is needed but the volumes are smaller and not served by the traditional ASIC suppliers. Similarly, there is a market for the continuous supply of components to customers facing end-of-life situations for ASICs and FPGAs once supported by other vendors, as well as FPGA replacement, once demand and volume increases to levels that require cost reduction.

During 2015, we released a new generation of products where we supply customers with unique ASIC devices that combine complementary metal-oxide semiconductor (“CMOS”) devices with ultra-wide bandwidth (“UWBW”) capabilities, as well as CMOS devices with high-speed and low-power capabilities, all of which connect to Wi-Fi or wireless infrastructure. Customers are choosing our custom ASICs because we are one of the only companies in the industry that has the unique combination of CMOS, wireless and optical design capabilities. With the new technologies and skills that were added to us with the Magnum acquisition, we are adding high-quality compressed video processing capabilities to those unique ASICs, SoCs and software offerings.

Challenges Faced by our Customers

With the acquisition of Magnum, our business will comprise two main market focuses: Enterprise Networking, which addresses telecom, datacom and video broadcasting, and Consumer and Cloud-Connectivity, which addresses home connectivity, video and camera products and end user IoT applications.

Enterprise Networking: Telecom, Datacom and Broadcasting – “GigOptix”

Telecom and Datacom

The performance requirements of communications applications and the technical challenges associated with the telecom core into metro, datacom access and edge, and consumer electronics links present difficult obstacles to service providers and OEM designers that serve those markets. The core challenges of processing and transmitting high-quality broadband streams include:

•          Performance: Network system OEMs require faster, higher performance components and systems due to the increasing demands for more bandwidth by network operators. These devices need to interoperate seamlessly with the other components that perform transmit and receive functions while running, in some cases, at extreme temperatures in a wide variety of operating environments.

•          Power consumption: The increase in transmission speeds inherently leads to higher power consumption by the electronic components being used. This results in thermal management challenges due to greater densities being demanded by customers. For instance, in datacenters, there are significant costs in cooling the facility.

•          Size: Customers need to maximize the utilization of their central office space, tower space and rack size and therefore demand small solution footprints to maximize port density. Since 1999, the optical industry has responded by migrating from large line-cards to smaller transponders and pluggable transceivers resulting in a significant reduction in size for communications components. This in turn puts severe size constraints on electronic, optical and radio frequency (“RF”) component suppliers to maintain the pace of size reduction roadmaps without compromising on performance. Similarly, the cellular backhaul radio segment has migrated from split mount systems to full outdoor units to minimize the equipment footprint at a cell site.

•          Cost: There are significant price pressures within the communications markets to reduce component and system costs. End users continually demand more bandwidth and features yet expect to pay similar or lower prices for this increased data usage. To support this pricing dynamic, the market is driven to increase the efficiency of network operators’ capital investments to provide for exponentially increasing bandwidths with linearly increasing user revenues.

•          Complexity: Communications bandwidth increases are no longer being derived solely by driving the physical channel faster, due to the inherent physical limitations of the media. Recent bandwidth gains in both the optical and wireless markets are the result of utilizing complex signaling algorithms that encode more information per signal transition. This increasing technological complexity within communications systems and components, coupled with the growing pace of innovation and required cost reductions, have led customers to concentrate their supply chain on a smaller number of module and component suppliers on whom they can rely to invest in new innovative products and provide them with more comprehensive product portfolios, deeper product expertise and the ability to support future roadmaps.

•          Manufacturability: The optical and millimeter wave wireless industries predominantly utilize discrete components in their systems. Many of these components are manufactured by different vendors and these discrete solutions lead to manufacturing inefficiencies and yield reductions. Integration has been a key enabler in the historical success of the silicon IC technology to reduce complexity and cost, improve system performance, and reduce overall size and cost by increasing the functionality that can be implemented on one device and thereby decrease the component count.

•          Interoperability: In order to enable the ever-increasing demands of power consumption, size and cost reduction, optical and wireless transceivers need to be designed with a higher level of device integration.

Broadcasting

Today’s video service providers, which include cable operators, telecom companies and satellite TV providers, are continuously seeking to perfect their linear and nonlinear workflows and improve the quality of their video content, while simultaneously optimizing the efficiency of their networks. Our products, tools, and technologies are currently used in the entire video content creation and distribution chain.

•          Video Backhaul and Contribution: Video backhaul and news gathering system vendors are faced with the challenge by operators and content originators to deliver highest video quality with low latency, at a time when the contribution market is transitioning to more efficient formats while enabling improved video quality. A contribution solution today must support the industry standard compression formats such as MPEG-2 4:2:2 8-bit and H.264 10-bit 4:2:2 to provide a solution for legacy systems, upgrades and new deployments.

•          Primary Distribution: Content originators face unique challenges when distributing content to satellite, cable, telecom and terrestrial operator headends worldwide. The video quality they distribute must be pristine in order to withstand repeated re-encoding and transcoding prior to re-distribution. Pressure to reduce expenses leads primary distributors to try to transmit as many channels as they can in the lowest possible bandwidth and at the highest possible video quality.

•          Video Production: Production domain is one of the most demanding segments in the broadcast workflow. Baseband processing in the master control rooms, editing centers and playout centers of TV networks and program originators call for pristine video quality. On top of this is the constantly increasing need for added value: synced audio and data processing, low delay and higher density.

Consumer and Cloud-Connectivity – “GigCloud”

Video Applications

The growth of video consumption driven by digital delivery systems and mobile applications are increasing the need for high-quality video processing technology. To meet this growing demand we deploy a variety of silicon, modules, software and custom ASIC solutions. This approach allows our customers to deliver the highest video quality in various applications address the core network to the consumer.

•          Enterprise Video: Large corporations are increasingly turning to video to effectively deliver information to employees within their organizations and to partners, customers, investors, stakeholders and the public at large. Corporations, government entities, military and security organizations, educational institutions and other distributed organizations are finding that they can significantly reduce travel expenses as well as the cost of lost work hours by broadcasting management updates, corporate training and organization-wide events to branch offices or directly to employee desktops, tablets, hand-held and smart-phone devices. Reliable, high video quality is essential for any enterprise that is considering integrating video into their internal or external communications portfolio, and even more critical for military and government organizations that utilize unmanned vehicles for remote situational awareness. For events involving remote interactions, such as Q&A sessions or other in-person interactions, low latency and high-quality frame-drop free are also key requirements. To contain video-related operating expenses, enterprises need compact end-to-end solutions that utilize powerful video compression technologies to minimize bandwidth use.

•          Secondary Distribution: System solutions for secondary distribution and OTT are facing new challenges beyond the familiar pressures to increase video quality and density. As the range of devices on which viewers access video increases, repurposing video content for viewing on multiple screens in an efficient manner while maintaining high video quality is a must. Thus, transcoding and transrating with de-interlacing, rescaling and frame rate conversion tools are essential for addressing the target devices for this segment: main screen (TV) and OTT devices, smart phones, tablets, PCs and connected TV's.

ASIC for Home, End User and IoT Applications

The demands of lower volume custom ASIC customers present a unique set of requirements to the supplier of the ASIC and the associated design services. We believe the key requirements for a successful design and supply of lower and meaningful volume custom ASICs include:

•          Experience: The demands of a custom ASIC design require a dedicated and experienced design team with the ability to execute on designs ranging from simple to complex, while assisting the customer with design assessment, product review and recommendations on the best solution.

•          Access to IP portfolios and design libraries: With requirements ranging from industrial, military and avionics, medical, and communications, customers require a design team to have access to large design libraries over several families of pre-validated IP portfolios with many IP cores while utilizing industry standard design tools.

•          Speed of Design: Given the time-to-market constraints of certain customers and the impending end-of-life of parts for other customers, speed is a critical demand for customers that require custom ASIC chips.

•          Design Depth and Knowledge: Given the complexity of the disciplines required to design and produce “optical CMOS”, “UWBW CMOS” or “wireless CMOS” ASICs, we are among the few companies in the industry that possess optical, wireless, and CMOS design acumen that enable these designs.

Our Solutions

We provide semiconductor ICs and software solutions for high-speed connectivity and high-quality video compression over the network and the Cloud. We develop and deliver products that enable lower power consumption and faster data connectivity, more efficient use of network infrastructure, broader connectivity to the Cloud, and reduce the total cost of ownership of existing network pipes from the core to the end user. GigPeak addresses both the speed of data transmission and the amount of bandwidth the data consumes within the network, and provide solutions that increase the efficiency of IoT, leveraging our strength in high-speed connectivity and highest quality video compression. The extended product portfolio provides more flexibility to support changing market requirements from ICs and MMICs through full software programmability and cost efficient custom ASICs.

Our products enhance the overall footprint utilization and reduce total cost of ownership of existing network pipes from the core to the end user. We enable high-speed information streaming end-to-end over the network and high-quality video streaming to provide a comprehensive end-to-end video optimized solution. In addition, our breadth of products now addresses the fast growing IoT and consumer markets.

Telecom, Datacom and Broadcasting – “GigOptix”

Telecom and Datacom Solutions

We offer a comprehensive portfolio of 2 Gbps to 400 Gbps electro-optical products as we gear up toward the future generation of those products at even higher speeds of 1 terabit per second (“Tbps”). We provide bundled solutions that combine multiple chips and drivers. We also offer a comprehensive portfolio of MMIC products to support E-band wireless communications and defense markets. We combine high performance analog and mixed signal design skills, with experience in integrated systems, interoperability, power management and size optimization. We believe customers choose to work with us for several reasons including:

Superior Performance: We believe that our performance advantage is derived from industry-leading MMICs, MCMs, drivers, amplifiers and design capabilities. Our technology expertise allows us to design products that often exceed the current performance, power, size, temperature and reliability requirements of our customers.

Broad Product Line: We have a comprehensive portfolio of products for telecom, datacom, consumer electronics high speed links and interactive interfaces, and defense and industrial applications designed for optical speeds from 3 Gbps to over 400 Gbps and for wireless frequencies up to 86GHz. Our products support a wide range of data rates, protocols, transmission distances and industry standards. This wide product offering allows us to serve as a “one-stop shop” to our customers in offering a comprehensive product arsenal, as well as allows us to reduce costs as we leverage existing design building-blocks into new applications. Our portfolio comprises a wide family of products and includes mainly the following products:

•          Telecom laser drivers for 10 Gbps, 40 Gbps, 100 Gbps and 400 Gbps applications;

•          Telecom receiver TIAs for 10 Gbps, 40 Gbps, 100 Gbps and 400 Gbps applications;

•          Datacom VCSEL driver & receiver chipsets for single, 4 and 12 channel parallel optics applications from 2 Gbps to 28 Gbps/channel;

•          DML drivers for single and 4 channels of 28 Gbps/channel;

•          CDR devices for single and 4 channel implementations of 28 Gbps/channel;

•          Wideband RF MMIC amplifiers with flat gain response; and

•          High Frequency RF MMIC Power Amplifiers with high gain and output power.

Power Consumption and Size Reduction: GigPeak designs and enabling technologies utilize efficient circuit techniques and material technology to reduce energy usage without compromising performance. Our designs also typically have smaller footprints than competing products enabling an overall smaller transponder design.

Cost Reduction: We are a material-agnostic, fabless design-house and are skilled in designing and utilizing a number of packaging and semiconductor process technologies such as indium phosphide (“InP”), gallium arsenide (“GaAs”), silicon germanium (“SiGe”) and CMOS silicon. This portfolio of enabling technologies provides the flexibility to optimize the cost/performance of our products to meet the challenge at hand and to provide the best of breed solutions to meet our customers’ needs. We believe that this, coupled with the ability to integrate more complex logic functions into the TIA designs, offers compelling value to our customers. By providing a broad portfolio of products to our customers we are able to achieve production efficiencies which allows us to offer attractive pricing.

Partnership: Through a deep understanding both of the system level challenges faced by our customers developing devices, MCMs, and optical transponders and wireless transceivers and of the capabilities of our technology, we are able to suggest and implement new system partitioning concepts to provide innovative new products that provide enhanced features and functionality, ease manufacturing, increase yields and reduce power and cost.

Technology Leadership and Innovation: Our products are built on a foundation of semiconductor technologies supported by over 20 years of innovation and research and development experience that has resulted in more than 100 patents awarded and patent applications pending worldwide. Our technology innovation extends from the design of ultra-high speed semiconductor ICs, MMIC design, multi-chip modules, and optical device design. These areas of competence include signal integrity, thermal modeling, power consumption and integration of multiple ICs into sub-system multi-chip module components. Our many years of experience allow us to design high-performance solutions and we conduct our development both independently and in close partnership and cooperation with lead “Lighthouse” customers. For these reasons, we have been selected as a partner for many Tier-One customers in Japan, the USA and Europe. For example, we were a partner with a leading global equipment supplier to develop 100 Gbps coherent limiting drivers for the first commercially available 100 Gbps system that was launched in 2010. This partnership has grown to encompass the development of new generations of drivers such as the 100 Gbps coherent linear driver that we launched in 2014. Furthermore, our high performance wideband amplifiers are utilized in a number of mission critical military applications.

Horizontal Business Model: We deploy a fabless semiconductor device horizontal business model as opposed to a vertical integration model since it is our mission to serve a broad customer base in the optical and wireless communications and defense markets with the best-in-class semiconductor components. We believe this will be driven by the system vendor end-customers’ desire for continuing price reduction with increasing volumes and will be enabled by the growth of capable component suppliers such as GigPeak as well as the availability of high-quality electronics contract manufacturers (“ECMs”). We cultivate a “Virtual Vertical Integrated” (“VVITM”) model, which is based on strong relationships with our customers, ECMs and other component vendors in the supply chain with aligned objectives. We enable flattening and simplifying of the supply chain for faster, more cost-efficient and more effective development and delivery of products to the marketplace which results in more attractive prices.

Broadcasting Solutions

With the acquisition of Magnum, we are now a provider of silicon, modules, software and IP for the professional broadcast infrastructure market. We provide top of the line products, tools and technologies for the entire video content creation and distribution chain, from contribution and production through distribution over cable, satellite and OTT video streaming.

Video Contribution: We were the first to market with a single chip to address all market needs, from legacy MPEG-2 4:2:0/4:2:2 8-bit to H.264 4:2:0/4:2:2 10-bit to AVC-I 50 and AVC-I 100 encoding and decoding applications. With over a decade of video quality leadership and technology innovation behind it, our D7Pro offers advanced encoding and decoding solution for video contribution and news gathering. In addition, the D7Pro offers a complete video-audio-ancillary data-mux integrated solution enabling high video quality, low latency at low bit rates for video encoding and decoding.

Video Production: As the market leader in professional video processing silicon and software, we offer system vendors the market’s most advanced solutions for baseband video, audio and data processing. We enable a single design solution for all products within a production domain – routers, channel branding, video filtering, chroma/luma leveling, audio leveling and down mixing, format conversion, rescaling, low latency switching and more. Our solution is a dual channel 4:2:2 10-bit native solution with embedded memory and support for various I/O interfaces from storage, networking and PCIe to 1080p baseband video.

Primary Video Distribution: Content originators are rapidly adopting advanced technologies such as H.264 and efficient statistical multiplexing systems as well as considering migration to H.265 compression for higher compression efficiency while continuing to support legacy MPEG-2 formats. Vendors of encoding, decoding and transcoding equipment for primary distribution must quickly bring to market solutions that support high video quality H.264 SD/HD, H.265 SD/HD as well as MPEG-2 SD/HD. Ideally, to minimize operator operating expense, these systems should enable both types of services to be aggregated in single bundle without compromising video quality.

Consumer and Cloud-Connectivity – “GigCloud”

To address both Cloud, and current and future consumer connected devices as well as IoTs, we plan to use our stand-alone proprietary RF mixed signal technology, ASICs and with the acquisition of Magnum, Video ICs, SoCs and software IP for various high volume applications such as Ultra-Wide Bandwidth TX/RX ICs, video and camera chips, etc. We already possess extensive experience with Ultra High-Speed Interfaces and now have the capability of adding Digital Signal Processing and video capabilities to address sophisticated IoT applications. Ultimately we intend to expand our reach into the consumer IoT market where our ICs, SoCs and software IP provide unique stand-alone and integrated solutions to various wearable gadgets, high speed and lower power interface ICs to end user products, ICs for motion detection cameras and other special camera and video applications.

Video Solutions

Through the Magnum acquisition, we are a leading provider of professional video processing silicon solutions and have been a leader in video quality and technology innovation for over a decade. GigPeak offers system vendors the market’s foremost advanced enterprise and secondary distribution video broadcasting solutions. Our ASICs, SoCs and software solutions are all-complete system solutions with rich features including high video quality SD/HD H.265, H.264, MPEG-2, VBR/CBR, low latency encoding and complete video, audio and data multiplexing.

GigPeak’s solutions offer complete multi-format feature rich solutions with high-quality H.265/H.264/MPEG-2 CBR/VBR encoding; advanced, high density any-format-to-any-format transcoding; the ability to manipulate video content for multi-screen applications; support for digital program insertion; and comprehensive support for audio-ancillary data-mux system level features.

ASIC and SoC Solutions

We are a leading digital and mixed signal ASIC company with unique technology that allows our customers to reduce their costs, development cycles and risks associated with complex SoC and ASIC designs. We offer value-added services designing ASICs and taking these designs to volume production by integrating digital and mixed signal IP and using world renowned third-party foundries, as well as fast and low cost conversions of FPGA devices into ASICs.

Experience: Our team of ASIC designers has a depth and breadth of experience that goes back over 20 years. We believe our experience and proprietary structured ASIC technology give us an advantage when working with customers with unique and difficult issues and that are looking for quick design turns. We are able to assist the customer with design assessment, product review and recommendations on the best solution that fits their requirements.

Broad Product Line: We have access to a comprehensive library of pre-validated IP portfolios and expertise with ASIC and FPGA conversions that allow us to offer a wide array of ASIC solutions including:

•          Structured ASICs, which are legacy products;

•          Custom Structured ASICs, which are legacy products;

•          Standard Cell ASICs, which are legacy products;

•          Optical ASICs;

•          Wi-Fi and Wireless ASICs;

•          Ultra-wide bandwidth (“UWBW”) ASICs, and

•          Mixed Signal ASICs;

Growth Strategy

We are a leading innovator of semiconductor ICs and software solutions for high-speed connectivity and high-quality video compression over the network and the Cloud. Our broad portfolio of cutting-edge products will serve the enterprise networking and broadcasting OEMs, as well as the IoT and consumer markets serving an addressable market of approximately $5 billion.

Growth Drivers

Telecom and Datacom: GigPeak is the leading supplier of 100Gbps coherent optical line driver chips for long-distance telecom expanding into the metro/access markets with Alcatel-Lucent, now Nokia, as a key customer. In the datacom space, we are the sole merchant supplier of 10Gbps and 40Gbps optical cable line drivers and TIAs, and now with the Terasquare Co. Ltd. (“Terasquare”) acquisition, CDR timing chips, for the high-growth data center market.

Video Platforms: We believe that the Magnum acquisition can accelerate new platform introductions for the broadcast and OTT video market and provide high-quality, efficient solutions for end-to-end data and video streaming networks from the datacenter and broadcast head-end through telecom/network infrastructure to end consumer and high-volume IoT devices.

Wireless Point-to-Point Backhaul: We are one of the leading suppliers of e-Band wireless point-to-point back-haul microwave and mm-wave chips based on GaAs and SiGe technology. The proliferation of enterprise and carrier 4G/LTE micro-cells in wireless broadband networks may accelerate demand. Through the 2014 acquisition of Tahoe RF Semiconductor, we strengthened our expertise in wireless RF chips for point-to-point wireless backhaul, emerging wireless networks, and GPS/RF platforms for consumer electronics.

Industrial/ASIC: This is a stable mature, high-margin custom ASIC chip business for industrial, medical, military and aerospace applications. An improving macro-economy and technology shifts to smaller process geometries should allow this segment to continue to grow.

Consumer Electronics: We believe this market segment offers future growth opportunities as our optical line-drivers and TIA RF amplifier chips target next-generation game consoles, Ultra High Definition (“UHD”) 4K TVs, and consumer electronics applications.

Focus on High Growth Emerging Market Opportunities.

GigPeak intends to focus on delivering solutions from the core network to the home. This includes leveraging our drivers, TIAs and customer ASICs for the core and metro networks; drivers, TIAs, CDRs for active optical cables and pluggabales addressing the data center networks; and RF MMICs for access, backhaul and future 5G applications. In addition, with the acquisition of Magnum, we intend to focus on the contribution, primary and secondary content distribution markets as well as OTT through SW IP, ICs and SoCs allowing for media distribution to wearables, virtual reality/alternative reality (“VR/AR”), surveillance cameras, IoTs and consumer electronics.

Grow Our Customer Base. We intend to continue to broaden our strategic relationship with certain key customers by maximizing design wins across their product lines. We intend to continue to leverage the approved vendor status we have with these key customers to qualify our products into additional optical and wireless systems, a process that is accelerated when we have already been qualified in a customer’s systems. We intend to add to our number of strategic relationships by selectively targeting certain customers with whom we are not yet a strategic vendor. We plan to expand our development efforts with these customers through initiatives including providing specialized sales and support resources, holding technology forums to align our product development effort with the customers’ needs and implementing custom manufacturing linkages. In addition, we expect to leverage our silicon ICs, SoCs, software and IP that were added to us through the acquisition of Magnum to enter and enhance our presence in the growing markets of professional broadcast infrastructure, video streaming and cameras.

Engage Customers Early in their Product Planning Cycle. By engaging our customers early in their system design process, we gain critical information regarding their system requirements and objectives that influence our component design. Our sales force, product marketing teams and development engineers engage regularly with our customers to understand their product development plans. Likewise, our early involvement in their system development processes also enables us to influence standards and introduce differentiated products early to market. Moreover, we believe that this interaction between ourselves and our customers provides us a competitive advantage, valuable insight and a close customer relationship that grows over each generation of products introduced by our customers and allows us to enhance and constantly improve our support and service to those customers.

Partner for Innovation. Over the past few years, we have successfully partnered with lead “Lighthouse” commercial customers and contract manufacturers on research and development efforts for our electronic components. We see this as a core element of our strategy both to support the investment required to maintain our innovation as well as to align our research and development with the future needs of commercial and defense markets. In order to maintain our position at the forefront of next generation optical modules and components, we intend to continue these relationships. These partnerships with “Lighthouse” customers are generally done for the development of products required in a one to two-year time horizon and often on a shared investment basis. We believe that this helps us stay aligned with market needs when considering the sometimes significant investment in a new development.

Strategic Acquisitions and Joint Ventures. To augment our organic growth strategy, we actively pursue acquisitions that provide an efficient alternative to in-house development of technology, products or revenue. The synergies we search for include efficient extensions of our product offerings to strengthen our market position, enhancing our technology base, increasing our revenue base and expanding our customer base in selected markets to provide cross selling opportunities and to enhance our geographic or market segment presence. We continuously evaluate potential acquisitions against the above criteria. As an example, on April 5, 2016, we acquired Magnum to enter the professional video broadcast and IoT camera markets to address the entire video content creation and distribution chain, from contribution and production through distribution over cable, telecom, satellite and OTT video streaming. Also, on September 30, 2015, we acquired Terasquare in Seoul, Korea. The Terasquare acquisition provided us with complementary technology to our datacom product portfolio. Combining Terasquare’s quad channel CDR technology and products for 100GbE datacom applications with the existing GigPeak roadmap enables a complete 100Gbps chipset solution, positioning us for further growth as the industry transitions from 40Gbps to 100Gbps+ speeds. Furthermore, our process aims to conduct a swift integration to quickly eliminate duplicate and redundant costs thus providing accretive performance. In addition, where we deem appropriate for facilitating strategic growth, we will also look at entering into joint ventures or strategic licensing or collaborative arrangements as a means of gaining access to and advancing developing technology and products.

Strategic Minor Investments in Small Early Stage Companies. To augment our organic growth strategy and access critical software (“SW”) and hardware (“HW”) building blocks that can add to the differentiation of our emerging products, we execute minor financial investments from time to time in unique early stage companies that allow us to potentially create synergies in our respective future product development and to more effectively cooperate in developing new differentiated product roadmaps and addressing new markets for those products. For example, on January 25, 2016, we invested $1.2 million to obtain a minority stake in Anagog Ltd. (“Anagog”), based in Israel, which is the developer of the world’s largest crowdsourced parking network. Anagog is perfecting the mobility status algorithms that allow for advanced on-phone machine learning capabilities for the best user experience with ultra-low battery consumption and a high level of privacy protection. The exceptional software capabilities of Anagog, particularly in conjunction with indoor location tracking and navigation, provides a unique layer of applications that can be added to the applications tool-kit that can provide opportunities for future SoCs addressing new applications such as ultra-wide bandwidth video and media content streaming.

Technology and Research and Development

Our research and development plans are driven by customer and partner input obtained by our sales and marketing teams, through our participation in various standards bodies, and by our long-term technology and product strategies. We review research and development priorities on a regular basis and advise key customers of our progress to achieve better alignment in our product and technology planning. For new components, research and development is conducted in close collaboration with our contract manufacturing partners to shorten the time to market and optimize the manufacturability of the products.

We utilize proprietary technology at many levels within our product development, ranging from basic materials research to sophisticated design concepts, integration and optimization techniques. In addition, we have a proven record of successfully productizing this research and bringing it to market in a swift and seamless manner. As a lead innovator of semiconductor ICs and software solutions for high-speed connectivity and high-quality video compression over the network and the Cloud, we develop and deliver products that enable lower power consumption and faster data connectivity, more efficient use of network infrastructure, broader connectivity to the Cloud, and reduce the total cost of ownership of existing network pipes from the core to the end user. Our mission is to address both the speed of data transmission and the amount of bandwidth the data consumes within the network, and provide solutions that increase the efficiency of our end user products, leveraging our strength in high-speed connectivity and highest quality video compression. Our newly expanded product portfolio provides more flexibility to support changing market requirements from ICs and MMICs through full software programmability and cost efficient custom ASICs.

High Speed Analog Semiconductor Design & Development. One of our core competences is circuit design for optimal signal integrity performance in high speed and high frequency applications. We use a variety of semiconductor processes to implement our designs including III-V processes such as InP and GaAs for higher power applications such as long reach telecom transponders, as well as silicon processes such as SiGe for low power consumption parallel optics such as for active-optical-cables for datacom datacenter connectivity and consumer electronics high speed links. Through our BrPhotonics Produtos Optoeletrônicos LTDA., or BrPhotonics, joint venture we also drive development of new high speed optical devices using the newly developed technology of Silicon-Photonics (“SiPh”). BrPhotonics will be a provider of advanced high-speed devices for optical communications and integrated transceiver components for information networks and is engaged in research and development of SiPh advanced electro-optical products.

High-Quality Video Capabilities. We now have a complete tool box to provide the market with high-quality broadcasting and silicon ICs, SoCs, software, and IP for the professional broadcast infrastructure market. Our products, tools, and technologies serve the entire video content creation and distribution chain and we now have the capability to expand into surveillance cameras and other high volume IoT applications.

Products

Our business is being shaped up to comprise two product lines: Enterprise Networking and Consumer and Cloud-Connectivity.

Enterprise Networking: Telecom, Datacom and Broadcasting – “GigOptix”

We design and market products that amplify electrical signals during both the transmission (amplifiers, laser devices and modulator drivers, and clock-data-recovery devices) and reception (TIAs) of optical signals in the transmission of data. In addition, our microwave and millimeter wave amplifiers amplify small signal radio signals into more powerful signals that can be transmitted over long distances to establish high throughput data connections or enable radar based applications. We have a comprehensive product portfolio, particularly at data rates that exceed 40 Gbps. The primary target markets and applications for our products include optical interface modules such as line-cards, transponders and transceivers within telecom and datacom switches and routers, high speed wireless point-to-point millimeter wave systems and defense systems. Our products are critical blocks used in telecom and datacom optical communications networks. For telecom, these networks range from long haul to metro systems and for datacom, from access to data links to the consumers, where the conversion of data from the electrical domain to the optical domain, or vice-versa occurs. Our optical drivers amplify the input digital data stream that is used to directly modulate the laser or to drive an external modulator that acts as a precise shutter to switch on and off the light that creates the optical data stream. At the other end of the optical fiber, our sensitive receiver TIAs detect and amplify the small currents generated by photo-diodes converting the received light into an electrical current. The TIAs amplify the small current signals into a larger voltage signal that can be read by the electronics and processors in the network servers. We supply an optimized component for each type of laser and photo-diode depending upon the speed, reach and required cost. Generally, a shorter reach results in higher volume, less demanding product specifications and greater pressure to reduce costs. We also, with the acquisition of Magnum, offer enterprise video system vendors the market's foremost advanced enterprise video broadcasting solutions. Our silicon and software are all-complete system solutions with rich features including high video quality SD/HD H.265, H.264, MPEG-2, VBR/CBR, video statistical multiplexing, digital ad-insertion, low latency encoding and complete video, audio and data multiplexing. We implement our products in a number of process technologies and have been at the forefront of extracting optimal performance from each technology to be able to address each market segment’s individual requirements in a cost effective manner. In some instances, we provide NRE design services for certain custom designs of our high-speed communications components in order to enhance our commercial partnership with these customers. The NRE work is included in development fees and other revenue on the consolidated statement of operations.

Consumer and Cloud-Connectivity – “GigCloud”

Our semiconductor ICs, SoCs and software solutions are designed to address the challenges faced by network operators for high-speed connectivity and high-quality video compression over the enterprise network and the Cloud. The focus of GigPeak is to deliver products that enable lower power consumption and faster data connectivity, more efficient use of network infrastructure, broader connectivity to the Cloud, all in attempt to reduce the total cost of ownership of existing network pipes, from the core of the network to the end user appliances and terminals. GigPeak’s products, which are in use by various end user and corporate customers, such as top video delivery vendors, naturally provide solutions that increase the efficiency of the networks to which they are deployed, delivering data to IoT and other Cloud connected applications.

In addition, we offer complex ASIC solutions and design work that are used in a number of applications such as defense, test and measurement applications and emerging consumer electronics such as gaming and entertainment, to enable the high speed processing of complex signals.

Product Portfolio

Our product portfolio is designed to cover the broad range of solutions needed in the two business lines of our activity, and include the following five product lines:

GX Series - The GigPeak GX Series of products services both the telecom and datacom markets with a broad portfolio of drivers and TIAs that address 10 Gbps, 40 Gbps, 100 Gbps and 400 Gbps speeds over distances that range from 40 to 10,000 kilometers. The GX Series devices are used in DWDM, SONET/SDH components and those based upon the OIF standards.

HX Series - The GigPeak HX Series of products services the high performance computing (“HPC”), datacom and consumer markets with a portfolio of parallel VCSEL drivers and TIAs, DML drivers, and CDR devices that address 2 Gbps, 10 Gbps, 14 Gbps, 16 Gbps and 28 Gbps channel speeds over a few centimeters to 40 kilometer distances in single, 4 and 12 channel configurations. The HX Series devices are used in proprietary HPC formats, FibreChannel, Infiniband, Ethernet, optical HDMI and super-computing connectivity components.

EX Series - The GigPeak EX Series of products comprise a variety of high performance products that were developed, acquired or licensed over the last few years. We focus these products on the high frequency E‑Band trunk and V-Band small and micro-cell point-to-point-backhaul wireless infrastructure. These products also address the defense and instrumentation markets where we differentiate ourselves by providing high power, high frequency amplifiers and high gain, broadband devices that exhibit minimal ripple across the frequency spectrum of the device to ensure optimum performance. Moreover, most of our devices have only a single voltage rail supply which both simplifies the board design and improves the reliability of the system.

CX Series - The GigPeak CX Series of products offer a broad portfolio of distinct paths to digital and analog mixed signal ASICs with the capability of supporting designs of up to 10M gates and more in technologies ranging from 0.6µ through 40nm. The CX Series uses our proprietary technology in structured and custom structured ASICs in the legacy products we sell to enable a generic ASIC solution that can be customized for a customer using only a few metal mask layers. This ensures fast turn-around times with significant cost advantages for customers over both FPGA and dedicated ASIC implementations. As of this year, the CX Series also includes new advanced devices to serve emerging and fast growing markets particularly related to consumer-electronics applications, such as in-door tracking and navigation, Wi-Fi and wireless connected security sensors, and GNSS. The CX Series also offers value-added ASIC services including integrating proven digital and mixed signal IP into designs and taking customers designs’ from register transfer level (“RTL”) or gate-level net list definitions to volume production with major third party foundries. The CX Series has a significant customer base in the industrial, military and avionics, medical and communications markets.

MX Series – The GigPeak MX Series of products address video compression and analytics, enabling the highest possible video quality at the lowest possible video bitrates technology optimized for the cloud and live broadcast TV and OTT video distribution as well as IoT camera markets. We enable high-quality video streaming and provide a comprehensive end-to-end video optimized solution, and will leverage our professional video expertise to address the rapidly growing “smart” camera market.

Customers

We have a global customer base in telecom, datacom, wireless, consumer electronics, defense and industrial electronics markets, broadcast and IoTs. Our customers include many of the leading network system vendors worldwide. During 2015, we sold to major customers including Alcatel-Lucent, now Nokia, and other “Tier-One” equipment vendors in the United States, Europe, Japan and Asia, as well as to leading industrial, aerospace and defense companies. The number of leading network systems vendors which supply the global telecom, datacom and wireless markets is concentrated, and so, in turn, is our customer base. Our customers in the industrial and commercial markets consist of a broader range of companies that design and manufacture electro-optics and high speed information management products. These include medical, industrial, test and measurement, scientific systems, printing engines for high-speed laser printers and defense and aerospace applications.

As part of our strategy, we market and sell our products through third-party distributors in certain markets such as China, Taiwan and Japan where the ability to make sales to end user customers is dependent upon such a channel. Although we develop relationships with distributors in these markets that further our sales efforts, we do not control the activities of our distributors with respect to the marketing and sale of our products. Therefore, the reputation and performance of our distributors and their ability and willingness to sell our products, uphold our brand reputation, and expand their businesses and sales channels are essential to the growth of our business in these markets. Similarly, factors which are under our control, such as the development of our products, are essential to the growth of our business in these markets. Consistent with our relationship with individual customers, we do not have long-term purchase commitments from these distributor customers, and certain distributor agreements provide for semi-annual stock rotation privileges of 5 to 10 percent of net sales for the previous six-month period. As product sales have continued to grow in Asia, primarily in China and Taiwan, the distributors in those markets are making sales to multiple end user customers. Maintaining distributors in these markets is necessary to our ability to make sales in such jurisdictions, however, due to the nature of our customer relationships with the distributors and the structure of the distribution market, it is possible to cease business operations with any particular distributor and put in place an alternative distribution arrangement without materially impacting our sales, provided we have an appropriately planned transition.

In addition, certain end user customers in the United States and Europe do not make direct purchases of our products from us. Rather, purchases are made by distributors that are engaged by the end user customers to manage their long-term inventory needs. Unlike the distributors we engage, these distributors have no stock rotation rights and, in some cases, they also pay in advance of shipment. Since purchase commitments are dependent upon the purchasing decisions of the end user customers supported by these distributors, there are no long-term purchase commitments necessary from these distributor customers.

In fiscal year 2015, one customer, Alcatel-Lucent, now Nokia, and three distributors, Pangaea (H.K.) Limited, in China, 3A, Inc., in the United States, and Litrax Technology Co., Ltd, in Taiwan, accounted for 23%, 16%, 11% and 10% of our total revenue, respectively. In fiscal year 2014, one customer, Alcatel-Lucent, now Nokia, accounted for 25% of our total revenue and no other customer accounted for more than 10% of total revenue.

Of our total revenue in 2015, 35%, 33% and 30% were generated by customers located in Asia, North America and Europe, respectively, compared with 31%, 29% and 38%, respectively, for the year ended December 31, 2014. For the year ended December 31, 2015, 95% of our revenue was contributed by product revenue and 5% of our revenue was contributed by development fees and other revenue. For the year ended December 31, 2014, 90% of our revenue was contributed by product revenue and 10% of our revenue was contributed by development fees and other revenue.

Through the acquisition of Magnum, we added several “Tier-One” customers including Cisco Systems, Inc., ARRIS Group Inc., Evertz Microsystems Ltd., Imagine Communications, Sencore and Thomson Video Networks.

Manufacturing

During 2011, we received an ISO9001:2008 certification and have maintained it seamlessly, including successful completion of a complete renewal audit during 2014 and adding our subsidiary in Zurich in 2015. Our foundry and contract manufacturing partners are located in China, Japan, the Philippines, Taiwan, Thailand, and the United States. Some of our contract manufacturing partners that assemble or produce are strategically located close to our customers’ contract manufacturing facilities to shorten lead times and enhance flexibility.

We follow established new product introduction (“NPI”) processes that help to ensure product reliability and manufacturability by controlling when new products move from the sampling stage to mass production. We have stringent quality control processes in place for both internal and contract manufacturing. We utilize manufacturing planning systems to coordinate procurement and manufacturing to our customers’ forecasts. These processes and systems help us closely coordinate with our customers, support their purchasing needs and product release plans, and streamline our supply chain.

Electronic components: For our ICs and MCMs, we use an outsourced contract manufacturing model. We have a clean-room equipped prototype manufacturing and testing facility in our San Jose location which is used to optimize manufacturing and test procedures to achieve internal yield and quality requirements before transferring volume production to our contract manufacturing partners. We develop long-term relationships with strategic contract manufacturing partners to reduce assembly costs and provide greater manufacturing flexibility. The manufacture of some products such as certain low volume, high complexity or customized multi-chip modules may remain in-house during the full production stage to speed time to market and bypass manufacturing transfer costs. We also have well-equipped testing laboratory facilities in our Zurich and Korea locations which are used to develop and optimize our developed devices in those locations.

For our less complex packaged chips and bare die products, we typically move new product designs directly to contract manufacturing partners. These products fit easily into a standard fabless semiconductor production flow and ramp up to greater volumes in mass production.

Software Solutions: In addition to ICs and SoCs, we also with the acquisition of Magnum provide our video equipment vendor customers with system software that allows for rapid product development and support of various capabilities necessary in the professional broadcast and OTT video distribution environments. These system software capabilities include video statistical multiplexing, de-interlacing, advertisement insertion, video overlay insertion and various ancillary data insertion and multiplexing capabilities.

Furthermore, we also offer a software-only compression solution for professional broadcast market systems running on Intel CPUs and standard data center servers. We offer our customers the flexibility to choose either our proprietary ASIC-based solution running GigPeak software or an Intel-based platform running GigPeak software.

Sales, Marketing and Technical Support

We primarily sell our products through our direct sales force supported by a network of manufacturer representatives and distributors. Our sales force works closely with our engineers, product marketing and sales operations teams in an integrated approach to address a customer’s current and future needs. We assign account managers for each strategic customer account to provide a clear interface for our customers. The support provided by our engineers is critical in the product qualification stage. Optical transceiver modules and point-to-point (“PtP”) microwave, and millimeter wireless backhaul transceivers and ASICs and SoCs are complex products that are subject to rigorous qualification procedures of both the product and the supplier and these procedures differ from customer to customer. Also, many customers have custom requirements in order to differentiate their products and meet design constraints. Our sales, product marketing and general management personnel interface with our customers’ product development staff to address customization requests, collect market intelligence to define future product development, and represent us in pertinent standards bodies.

For our key customers, we hold periodic technology forums for their product development teams to interact directly with our research and development teams. These forums provide us insight into our customers’ longer term needs while helping our customers to adjust their plans to the product advances we can deliver. Also, our customers are increasingly utilizing contract manufacturers while retaining design and key component qualification activities. As this trend matures, we continually upgrade our sales operations and manufacturing support to maximize our efficiency, flexibility and coordination with our customers.

We also sell directly to key customers and also sell through a network of manufacturing representatives and distributors to address the broad range of applications and industries in which our products are used. The sales effort is managed by an internal sales team and supported by engineers and our general management and marketing team. Through our customer interactions, we believe that we continually increase our knowledge of each application’s requirements and utilize this information to improve our sales effectiveness and guide product development.

Since inception, we have actively communicated our brand worldwide through participation at trade shows and industry conferences, publication of research papers, bylined articles in trade media, and advertisements in trade publications and interactive media, interactions with industry press and analysts, press releases and our Company website, as well as through print and electronic sales material.

Competition

The markets for all our products are characterized by price competition, rapid technological change, short product life cycles, an ever-increasing number of customers and suppliers, and global competition. While no one company competes against us in all of our product areas, or offers the breadth of our product portfolio, our competitors range from large, international companies offering a wide range of products to smaller companies specializing in narrow markets. Due to the increasing market demand for our products, we expect the entry of new competitors into our target markets both from existing semiconductor suppliers and from the internal operations of some companies producing products similar to ours for their own requirements.

We believe the principal competitive factors impacting all of our products are:

•          product performance including size, speed, functionality, operating temperature range, power consumption and reliability;

•          price to performance characteristics;

•          delivery performance and lead times;

•          development relationships with customers;

•          time to market;

•          breadth of product solutions;

•          strong customer relationships;

•          sales, technical and post-sales service and support;

•          technical partnership in the early stages of product development;

•          sales channels;

•          ability to drive standards and comply with new industry Multi-Source Agreements (“MSAs”) and other standards;

•          ability to partner with emerging companies to provide differentiating, innovative solutions; and

•          business and financial stability.

Product Line Competition

GX Products - In the telecom and datacom segments, we compete with Qorvo, Inc., InPhi Corporation, Semtech Corporation, MicroSemi Corporation,  Oki Electric Industry Co., Ltd., Vitesse Semiconductor Corporation, MaxLinear, Inc. and M/A-Com Technology Solutions Holdings, Inc. We compete with Qorvo (formerly TriQuint) and MaxLinear predominantly in the 10 Gbps, 40 Gbps and 100 Gbps Mach Zehnder driver space; Oki, MicroSemi (formerly Centellax) and Vitesse predominantly in the 10 Gbps EML driver space; InPhi predominately in the TIA, and the 40 Gbps and 100 Gbps driver spaces; Semtech predominately in the datacom space; Vitesse in the 10 Gbps TIA receiver space, and M/A-Com predominately in the telecom driver and TIA space.

HX Products - In the market for physical medium dependent (“PMD”) ICs we compete with M/A-Com, Broadcom Limited via their merger with Avago, Finisar Corporation, TE Connectivity Ltd. (formerly Zarlink), Mellanox Technologies, Ltd. via their acquisition of IPtronics, and Semtech. Broadcom Limited, Finisar and TE Connectivity are vertically integrated transceiver module manufacturers with in-house PMD IC design capability.

EX Products - Our MMICs compete in the microwave and millimeter wave radio markets, an industry that is intensely competitive. We compete with Qorvo (formerly TriQuint), Analog Devices, Inc. (formerly Hittite), RF Micro Devices, Inc., Northrop Grumman Corporation (for internal use), Sumitomo Corporation and M/A-Com in this product area.

CX Products - Our ASICs compete in the custom ICs industry, an industry that is intensely competitive. In the low to medium volume market, the primary competitors include FPGA manufacturers like Xilinx, Inc., Intel Corporation via their acquisition of Altera Corporation, Lattice Semiconductor Corporation and Actel Corporation. In the medium to high volume market, there are over 30 companies competing in this market. Companies that we compete with most often include ON Semiconductor Corp., eSilicon Corporation, Open Silicon, Inc., Faraday Technology Corporation, Toshiba Corporation and eASIC Corporation.

We believe that important competitive factors specific to the custom ICs industry include: Product pricing, time-to-market, product performance, reliability and quality, power consumption, availability and functionality of predefined IP cores, inventory management, access to cutting-edge process technology, track record of successful product execution and achieving first time working silicon, ability to provide excellent applications support and customer service, ability to offer a broad range of ASIC solutions to retain existing customers and compliance with U.S. government ITAR and EAR requirements.

MX Products – Competitors of GigPeak video compression solutions include proprietary hardware technology providers such as Ambarella, Inc., Socionext, Inc., and Nippon Telegraph and Telephone Corporation, FPGA providers such as Intel via their acquisition of Altera and Xilinx, as well as general purpose server-based software solutions from Intel and others.

Patents and Other Intellectual Property Rights

We rely on patent, trademark, copyright and trade secret laws and internal controls and procedures to protect our technology. We also use contracts to protect the source code of our software. We believe that a robust technology portfolio that is assessed and refreshed periodically is an essential element of our business strategy. We believe that our success will depend in part on our ability to:

•          obtain patent and other proprietary protection for the materials, processes and device designs that we develop;

•          enforce and defend patents and other rights in technology, once obtained;

•          operate without infringing the patents and proprietary rights of third parties; and

•          preserve our Company’s trade secrets.

As of May 20, 2016, we and our subsidiaries have approximately 75 active patents and 35 patent applications pending. Patents have been issued in various countries with the main concentration in the United States. Our patent portfolio covers a broad range of intellectual property including semiconductor design and manufacturing, device packaging, module design, manufacturing and electrical circuit design, and data processing. We follow well-established procedures for patenting intellectual property. The portfolio also represents a balanced compilation of intellectual property that has been filed by the various companies we have acquired, and hence protects all of our product lines. As of December 31, 2015, we also licensed patented technology from IBM and Northrop Grumman Corporation. Furthermore, for our MX Series products, we currently license software and design technology from Analog Bits Inc., Dolphin Technology, Inc., MIPS Technologies, Inc., NBCUniversal Media, LLC, Wind River Systems, Inc., Silicon Library, Inc., Real Intent, Inc., Cadence Design Systems, Dolby Laboratories Licensing Corporation, Synopsys, Inc. Via Licensing Corporation, Hoseo Telecom Co. Ltd., Apache Design Solutions, Inc., Segger Microcontroller Systems GmbH, and Taiwan Semiconductor Manufacturing Co., Ltd.

We also implement many industry standards, such as MPEG-2, H.264, H.265 and Dolby, which require patent licenses from the Moving Picture Experts Group (MPEG).

Many of the pending and issued U.S. patents have one or more corresponding international or foreign patents or applications. Our existing significant U.S. patents will expire between July 2017 and November 2035.

We take extensive measures to protect our intellectual property rights and information. For example, every employee enters into a confidential information, non-competition and invention assignment agreement with us when they join and are reminded of their responsibilities when they leave. We also enter into and enforce a confidential information and invention assignment agreement with contractors.

We have patents and pending patent applications covering various technologies, including patents and pending patent applications relating to:

High-Speed ICs

•          circuit topology to achieve ultra-large frequency bandwidth;

•          efficient voltage control circuitry for broadband high voltage drivers; and

•          control circuitry to stabilize gain control functionality over temperature.

RF Millimeter wave circuits

•          waveguide transitions;

•          component interconnect; and

•          impedance compensating circuits.

RF Communications systems

•          impedance compensating circuits;

•          sectorized communications systems;

•          sectorized multi-function communications systems; and

•          wireless point to multi-point communications systems.

ASICs

•          wireless point to multi-point communications;

•          customizable ICs devices;

•          single metal programmability in a customizable ICs device;

•          configurable cells for customizable logic array device;

•          an in-circuit device, system and method to parallelize design and verification; and

•          methods of developing application specific ASIC devices.

Video ICs, SoCs and SW IP

•          optimized real time CPU behavior;

•          single pass variable bit rate coding;

•          MPEG codec implementation;

•          video scalars;

•          transport stream multiplexers; and

•          video synchronization techniques using projection.

Although we believe our patent portfolio is a valuable asset, the discoveries or technologies covered by the patents, patent applications or licenses may not have commercial value. Issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around our issued patents or independently develop technology having effects similar or identical to our patented technology. The scope of our patents and patent applications is subject to uncertainty and competitors or other parties may obtain similar patents of uncertain scope.

Third parties may infringe the patents that we own or license, or claim that our potential products or related technologies infringe their patents. Any patent infringement claims that might be brought by or against our Company may cause us to incur significant expenses, divert the attention of our management and key personnel from other business concerns and, if successfully asserted against us, require us to pay substantial damages. In addition, a patent infringement suit against us could force us to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party’s intellectual property.

We periodically evaluate our patent portfolio based on our assessment of the value of the patents and the cost of maintaining such patents, and may choose from time to time to let various patents lapse, terminate or be sold.

Employees

As of April 29, 2016, we had 138 full-time employees, including 86 engineers, mainly electrical, software and materials; 22 employees in manufacturing, operations, and quality, 16 employees in global sales and marketing and 14 employees in general and administrative. In addition, we utilize the service of a number of independent contractors for various administrative, development, testing and manufacturing functions.

Environmental

Our operations involve the use, generation and disposal of hazardous substances and are regulated under international, federal, state and local laws governing health and safety and the environment. We believe that our products and operations at our facilities comply in all material respects with applicable environmental laws and worker health and safety laws, however, the risk of environmental liabilities cannot be completely eliminated.

Government Regulations

We are subject to federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that we use or generate in our operations. We regularly assess our compliance with environmental laws and management of environmental matters, and we believe that our products and operations at our facilities comply in all material respects with applicable environmental laws.

We are also subject to federal procurement regulations associated with U.S. government contracts. Violations of these regulations can result in civil, criminal or administrative proceedings involving fines, compensatory and punitive damages, restitution and forfeitures as well as suspensions or prohibitions from entering into government contracts. The reporting and appropriateness of costs and expenses under government contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an agency of the U.S. Department of Defense. The contracts and subcontracts to which we are a party are also subject to potential profit and cost limitations and standard provisions that allow the U.S. government to terminate such contracts at its convenience. We are entitled to reimbursement of our allowable costs and to an allowance for earned profit if the contracts are terminated by the U.S. government for convenience.

Sales of our products and services internationally may be subject to the policies and approval of the U.S. Department of State and Department of Commerce. Any international sales may also be subject to United States and foreign government regulations and procurement policies, including regulations relating to import-export control such as ITAR, investments, exchange controls and repatriation of earnings.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. If a selling stockholder offers and sells any common stock pursuant to a prospectus supplement, we may include in the applicable prospectus supplement additional risk factors relevant to those shares of common stock. You should carefully consider the risk factors set forth below and those incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus.

We have incurred substantial operating losses in the past and we may not be able to achieve profitability in the future.

Historically, since inception in 2007 and through 2014, we had incurred net losses. For the three months ended March 27, 2016 and the year ended December 31, 2014, we incurred net losses of $52,000 and $5.8 million, respectively. For the year ended December 31, 2015, we recorded net income of $1.2 million. For the three months ended March 27, 2016 and the years ended December 31, 2015 and 2014, we had cash inflows from operations of $3.5 million, $3.0 million and $2,000, respectively. As of March 27, 2016, we had an accumulated deficit of $101.1 million. We expect development, sales and other operating expenses to increase in the future as we expand our business. If our revenue does not grow to offset these current expenses, we may not be profitable. In fact, in future quarters we may not have any revenue growth and our revenues could decline. Furthermore, if our operating expenses exceed expectations, financial performance will be adversely affected and we may continue to incur significant losses in the future.

There may be a possible effect from the acquisition of Magnum on our future revenue recognition policy.

Historically, one of the primary revenue recognition models used by Magnum is to recognize license royalty revenue based upon reports received by customers during the quarter, assuming all other revenue recognition criteria are met. The customers generally report shipment information typically within 45 days following the end of their respective quarters. If there is a reliable basis upon which the Company can estimate its royalty revenue prior to obtaining the customers’ reports, the Company will recognize the royalty revenues in the quarter in which they are earned. If there is not a reliable basis for estimating royalties, the Company will recognize revenue in the following quarter when the shipment report is received. Because GigPeak has not previously sold software or had license royalty revenue, this is a different type of revenue and revenue recognition policy than previously used by GigPeak. By its nature, this revenue recognition policy can lead to volatility from quarter to quarter in the amount of revenue recognized from license royalties.

If increasing use of our software fails to grow adequately, such that we don’t see growing license royalty revenues from our customers, our business may suffer. Our future growth and financial performance will depend in part on broad market acceptance and use of our software.

We could suffer unrecoverable losses on our customers’ accounts receivable, which would adversely affect our financial results.

Our operating cash flows are dependent on the continued collection of receivables. Although our accounts receivable as of March 27, 2016 decreased by $1.6 million or 15% compared to the balance as of December 31, 2015, we have not had significant uncollectable accounts. However, if a customer is unable or refuses to pay we could suffer additional accounting losses as well as a reduction in liquidity. A significant increase in uncollectable accounts would have an adverse impact on our business, liquidity and financial results.

Our business is subject to foreign currency risk.

Sales to customers located outside the United States comprised 59% and 73% of our revenue for the three months ended March 27, 2016 and March 29, 2015, respectively. In addition, we have two subsidiaries overseas (Switzerland and Germany) that record their operating expenses in a foreign currency.  Since sales of our products have been denominated to date primarily in U.S. dollars, increases in the value of the U.S. dollar could increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in GigPeak’s results of operations. We currently do not have hedging or other programs in place to protect against adverse changes in the value of the U.S. dollar as compared to other currencies to minimize potential adverse effects.

If our customers do not design our solutions into their product offerings, or if our customers’ product offerings are not commercially successful, our business would suffer.

With the acquisition of Magnum, we sell video processing SoC solutions to original equipment manufacturers, or OEMs, who include our SoCs in their products, and to original design manufacturers, or ODMs, who include our SoCs in the products that they supply to OEMs. We refer to ODMs as our customers and OEMs as our end customers, except as otherwise indicated or as the context otherwise requires. Our video processing SoCs are generally incorporated into our customers’ products at the design stage, which is referred to as a design win. As a result, we rely on OEMs to design our solutions into the products that they design and sell. Without these design wins, our business would be harmed. We often incur significant expenditures developing a new SoC solution without any assurance that an OEM will select our solution for design into its own product. Once an OEM designs a competitor’s device into its product, it becomes significantly more difficult for us to sell our SoC solutions to that OEM because changing suppliers involves significant cost, time, effort and risk for the OEM. Furthermore, even if an OEM designs one of our SoC solutions into its product, we cannot be assured that the OEM’s product will be commercially successful over time or at all or that we will receive or continue to receive any revenue from that OEM. If products or other product categories incorporating our SoC solutions are not commercially successful or experience rapid decline, our revenue and business will suffer.

Our video processing SoC product strategy, which is targeted at markets demanding superior video quality, may not address the demands of our target customers and may not lead to increased revenue in a timely manner or at all, or even may deteriorate significantly which could materially adversely affect our results of operations and limit our ability to grow.

We have adopted a product strategy for our video processing SoCs that focuses on our core competencies in video processing and delivering high levels of video quality. With this strategy, we continue to make further investments in the development of our video processor architecture. This strategy is designed to address the needs of customers in the market for video processing SoCs. Such markets may not develop, may take longer to develop than we expect, or may change directions all together. We cannot assure you that the products we are currently selling and developing will adequately address the demands of our target customers, or that we will be able to produce our new products at costs that enable us to price these products competitively.

Rapidly changing industry standards could make our video processing solutions obsolete, which would cause our operating results to suffer.

We design our video processing solutions to conform to video compression standards, including MPEG-2, H.264 and H.265, set by industry standards setting bodies such as ITU-T Video Coding Experts Group and the ISO/IEC Moving Picture Experts Group. Generally, our solutions comprise only a part of a camera or broadcast infrastructure equipment device. All components of these devices must uniformly comply with industry standards in order to operate efficiently together. We depend on companies that provide other components of the devices to support prevailing industry standards. Many of these companies are significantly larger and more influential in driving industry standards than we are. Some industry standards may not be widely adopted or implemented uniformly, and competing standards may emerge that may be preferred by our customers or by consumers. If our customers or the suppliers that provide other device components adopt new or competing industry standards with which our solutions are not compatible, or if the industry groups fail to adopt standards with which our solutions are compatible, or open free codecs, our existing solutions would become less desirable to our customers. As a result, our sales would suffer or even completely vanish, and not only will we lose a major source of revenue, but we could be required to make significant expenditures to develop new SoC solutions. For example, if the new H.265 video compression standard is not broadly adopted by our customers or potential customers, sales of our H.265 compliant solutions would suffer and we may be required to expend substantial resources to comply with an alternative video compression standard. In addition, existing standards may be challenged as infringing upon the intellectual property rights of other companies or may be superseded by new innovations or standards.

Products for communications applications are based on industry standards that are continually evolving. Our ability to compete in the future will depend on our ability to identify and ensure compliance with these evolving industry standards, including any new video compression standards, and our ability to deliver superior products against potential open source free products that will be made available in the market. The emergence of new industry standards could render our solutions incompatible with products developed by other suppliers. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our solutions to ensure compliance with relevant standards. If our solutions are not in compliance with prevailing industry standards for a significant period of time, we could miss opportunities to achieve crucial design wins, which could harm our business.

The complexity of our video processing SoC solutions could result in unforeseen delays or expenses from undetected defects, errors or bugs in hardware or software which could reduce the market adoption of our new solutions, damage our reputation with current or prospective customers and adversely affect our operating costs.

Highly complex video processing SoC solutions such as ours frequently contain defects, errors and bugs when they are first introduced or as new versions are released. We have in the past and may in the future experience these defects, errors and bugs. If any of our solutions have reliability, quality or compatibility problems, we may not be able to successfully correct these problems in a timely manner or at all. In addition, if any of our proprietary features contain defects, errors or bugs when first introduced or as new versions of our solutions are released, we may be unable to timely correct these problems. Consequently, our reputation may be damaged and customers may be reluctant to buy our solutions, which could harm our ability to retain existing customers and attract new customers, and could adversely affect our financial results. In addition, these defects, errors or bugs could interrupt or delay sales to our customers. If any of these problems are not found until after we have commenced commercial production of a new product, we may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims against us by our customers or others.

Unknowing use of open source software in our products, processes and technology may expose us to additional risks and compromise our proprietary intellectual property.

We may unknowingly utilize and incorporate software that is subject to an open source license in our products, processes and technology in a manner that could create unintended risks. Open source software is typically freely accessible, usable and modifiable. Certain open source software licenses, such as the GNU General Public License, require a user who distributes the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software. In addition, certain open source software licenses require the user of such software to make any derivative works of the open source code available to others on terms unfavorable to us or at no cost. This can subject previously proprietary software to open source license terms.

While we monitor the use of open source software in our products, processes and technology and try to ensure that no open source software is used in such a way as to require us to disclose the source code to the related product, processes or technology when we do not wish to do so, such use could inadvertently occur. Additionally, if a third-party software provider has incorporated certain types of open source software into software we license from such third-party for our products, processes or technology, we could, under certain circumstances, be required to disclose the source code to our products, processes or technology. This could harm our intellectual property position and our business, results of operations and financial condition.

Risk Factors Related to the Merger

Although we expect to realize certain benefits as a result of the Merger, there is the possibility that following the Merger we may be unable to integrate successfully the business of Magnum to realize the anticipated benefits of the Merger or do so within the intended timeframe.

We will be required to devote significant management attention and resources to integrating the business practices and operations of Magnum with ours. Due to legal restrictions, we and Magnum have only been able to conduct limited planning regarding the integration of Magnum into GigPeak after completion of the Merger and we have not yet determined the exact nature of how the businesses and operations of Magnum will be run following the Merger. Potential difficulties we may encounter as part of the integration process include the following:

•	the costs of integration and compliance and the possibility that the full benefits anticipated to result from the Merger will not be realized;

•	any delay in the integration of management teams, strategies, operations, products and services;

•	diversion of the attention of management as a result of the Merger;

•	lack of engineering knowledge and ability to overcome and fix deficiencies that are reported by customers pertaining to lack of competitiveness of our products or insufficient features and functionalities of our products that are demanded by customers

•	lack of going-forward commitment of Magnum customers, based on fatigue, loss of trust, disapproval or the directions of Magnum pre-acquisition, or GigPeak post-acquisition;

•	loss of customers that will consider GigPeak to be a competitor post-acquisition, or due to the acquisition of a customer by a competitor to GigPeak;

•	loss of projected revenues to GigPeak due to undisclosed arrangements that Magnum had done with customers pre-acquisition, leading to excessive pull-in of products prior to the acquisition closing, resulting in large inventory of products with the customer and lack of need to purchase products from GigPeak for a short or long period of time. There may also be occurrences of customer demand for return (RMA) of purportedly defective products that were shipped by Magnum prior to the acquisition closing, and are to be corrected, guaranteed and replaced by GigPeak and will lead to further financial losses;

•	differences in business backgrounds, corporate cultures and management philosophies that may delay successful integration;

•	the ability to create and enforce uniform standards, controls, procedures, policies and information systems;

•	the challenge of integrating complex systems, technology, networks and other assets of Magnum into those of GigPeak in a manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the Merger, including costs to integrate Magnum;

•	the disruption of, or the loss of momentum in, our ongoing businesses; and

•	the potential unknown and undisclosed technical deficiencies and lack of required features and functionalities at the Magnum products that will prevent the deployment and sale of those products. It is only through our interactions with the customers during the months following the acquisition that we will be able to define whether our products are salable and deployable whatsoever, or are not competitive, and hence will not be capable of generating meaningful revenue.

Any of these factors could adversely affect the ability of GigPeak following the Merger to benefit financially from the merger, maintain relationships with customers, suppliers, employees and other constituencies or its ability to achieve the anticipated benefits of the Merger or could reduce or even completely diminish the earnings or otherwise adversely affect the business and financial results of GigPeak after the Merger.

The Merger may not be accretive, or even dilutive and may cause dilution to GigPeak’s earnings per share, which may harm the market price of GigPeak common stock following the Merger.

While the Merger is expected to be accretive to GigPeak’s future earnings per share, there can be no assurance with respect to the timing and scope of the accretive effect or whether it will be accretive at all. GigPeak following the Merger could encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the Merger or a downturn in its business. All of these factors could cause dilution to GigPeak’s earnings per share following the Merger, decrease the expected accretive effect of the Merger or even cause meaningful losses to GigPeak, and cause a decrease in the price of shares of GigPeak common stock following the Merger.

After paying the cash consideration to the former Magnum stockholders upon the Closing of the Merger as well as the other cash expenditures and commitments related to the Merger, GigPeak will have a substantially lower balance of cash and cash equivalents, and increased borrowings under its credit agreement.

To partially finance amounts being spent in the Merger, GigPeak entered into a Third Amended and Restated Loan and Security Agreement (the “Third Restated Loan Agreement”) with Silicon Valley Bank (“SVB”). Pursuant to the Third Restated Loan Agreement, the total aggregate amount that we are entitled to borrow from SVB has increased to $29 million, which is split into two different credit facilities, comprised of (i) the existing Revolving Loan facility which was amended to provide that we are entitled to borrow from SVB up to $14 million, based on net eligible accounts receivable after an 80% advance rate and subject to limits based on our eligible accounts as determined by SVB (the “Amended Revolving Loan”) and (ii) a second facility under which we are entitled to borrow from SVB up to $15 million without reference to accounts receivable, and which must be repaid in sixty equal installments, unless we exercise our right to prepay the loan under the conditions of, and subject to the limitations to, the Third Restated Loan Agreement (the “Acquisition Term Loan”). At the Closing of the Merger, we borrowed a combined total of $22.1 million from SVB pursuant to the terms of the Third Restated Loan Agreement. Immediately prior to the Closing of the Merger, we had no outstanding obligations to SVB. In addition, we used approximately $13.6 million, net, of our cash to pay amounts being spent in the Merger. As a result of the use of cash for the Merger, we do not have this cash available for other uses. There is also an element of significant interest payments of about $270,000 per quarter that will further impact negatively the cash balance of GigPeak.

GigPeak following the Merger will incur significant transaction and integration related costs in connection with the Merger.

GigPeak expects to incur costs associated with integrating the operations of Magnum following the Closing of the Merger. The amount of these costs could be material to the financial position and results of operations of GigPeak following the Merger. A substantial amount of such expenses will be comprised of transaction costs related to the Merger, facilities and systems consolidation costs, and employee-related costs. GigPeak will also incur fees and costs related to formulating integration plans and performing these activities. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset incremental transaction and other integration related costs in the near term.

GigPeak may not have discovered undisclosed liabilities and product deficiencies of Magnum.

GigPeak’s due diligence review of Magnum may not have discovered undisclosed liabilities and product deficiencies of Magnum. If Magnum has undisclosed liabilities or product deficiencies, GigPeak as a successor owner may be responsible for such undisclosed liabilities. GigPeak has tried to control its exposure to undisclosed liabilities by obtaining certain protections under the Merger Agreement, including representations and warranties from Magnum regarding undisclosed liabilities, however, such representations and warranties expire by their terms on the completion of the Merger. There can be no assurance that such provisions in the Merger Agreement will protect GigPeak against any undisclosed liabilities or product deficiencies being discovered or provide an adequate remedy for any undisclosed liabilities that are discovered. Such undisclosed liabilities could have an adverse effect on the business and results of operations of GigPeak and may adversely affect the value of GigPeak common stock after the consummation of the Merger.

Uncertainties associated with the Merger may cause a loss of employees and may otherwise materially adversely affect the future business and operations of GigPeak following the Merger.

GigPeak’s success following the Merger will depend upon the ability of GigPeak to retain senior management and key employees of GigPeak and Magnum following the Merger. In some of the fields in which GigPeak and Magnum operate, there are only a limited number of people in the job market who possess the requisite skills, and it may be increasingly difficult for GigPeak following the Merger to hire personnel over time. GigPeak following the Merger will operate in many geographic locations, including Silicon Valley and Ontario, Canada, where the labor markets, especially for engineers, are particularly competitive.

Current and prospective employees of GigPeak and Magnum may experience uncertainty about their roles with GigPeak following the Merger. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with GigPeak following the Merger. The loss of services of certain senior management or key employees of GigPeak and Magnum or the inability to hire new personnel with the requisite skills could restrict the ability of GigPeak following the Merger to develop new products or enhance existing products in a timely manner, or to sell products to customers or to manage the business of GigPeak following the Merger effectively. Also, the business, financial condition and results of operations of GigPeak following the Merger could be materially adversely affected by the loss of any of its key employees, by the failure of any key employee to perform in his or her current position, or by GigPeak’s inability to attract and retain skilled employees, particularly engineers.

If the Magnum selling stockholders immediately sell our common stock received in the Merger, they could cause our common stock price to decline.

The issuance of our common stock in connection with the Merger could have the effect of depressing the market price for our common stock. When the registration statement that we filed to register those shares becomes effective, the shares of common stock issued to the former stockholders and noteholders of Magnum in connection with the closing of the Merger will be available for resale in the public market.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through the use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future. Although we believe that we have a reasonable basis for each forward-looking statement contained and incorporated by reference included in this prospectus, we caution you that these statements are based on our projections of the future that are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	we have a history of incurring losses;

•	our ability to remain competitive in the markets we serve;

•	the effects of future economic, business and market conditions;

•	consolidation in the industry we serve;

•	our ability to continue to develop, manufacture and market innovative products and services that meet customer requirements for performance and reliability;

•	our ability to establish and maintain effective internal controls over our financial reporting;

•	risks relating to the transaction of business internationally;

•	our failure to realize anticipated benefits from acquisitions or the possibility that such acquisitions could adversely affect us, and risks relating to the prospects for future acquisitions;

•	the loss of key employees and the ability to retain and attract key personnel, including technical and managerial personnel;

•	quarterly and annual fluctuations in results of operations;

•	investments in research and development;

•	protection and enforcement or our intellectual property rights and proprietary technologies;

•	costs associated with potential intellectual property infringement claims asserted by a third party against us or asserted by us against a third party;

•	our exposure to product liability claims resulting from the use of our products;

•	the loss of one or more of our significant customers, or the diminished demand for our products;

•	the loss of one or more of our critical vendors, particularly sole source suppliers of key components and wafers;

•	our dependence on overseas and domestic foundries, contract manufacturing and outsourced supply chain, as well as the costs of materials;

•	our reliance on third parties to provide services for the operation of our business;

•	our ability to be successful in identifying, acquiring and consolidating new acquisitions;

•	our ability to successfully complete inception and funding of new joint ventures that we establish globally;

•	our ability to grow the business fast enough to provide the critical competitive scale to compete against major competitors and secure businesses;

•	the effects of war, terrorism, natural disasters or other catastrophic events;

•	our success at managing the risks involved in the foregoing items; and

•	other risks and uncertainties, including those listed under the heading “Risk Factors” herein.

Given these uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements contained or incorporated by reference herein are expressly qualified in their entirety by this cautionary statement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The Selling Stockholder will make offers and sales pursuant to this prospectus and any applicable prospectus supplement. We will not receive any proceeds from the sale or other disposition by Selling Stockholder of the shares of our common stock covered hereby or interests therein. The Selling Stockholder will pay any expenses incurred by the Selling Stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholder in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees, listing fees of the NYSE MKT and fees and expenses of our counsel and our accountants.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material terms of our capital stock contained in our amended and restated certificate of incorporation, as amended, amended and restated certificate of designation of Series A Junior Preferred Stock, and amended and restated bylaws. This summary is not complete and is qualified in its entirety by reference to the General Corporation Law of the State of Delaware, or the DGCL. For more detailed information, please see our amended and restated certificate of incorporation, certificate of designation of Series A Junior Preferred Stock, and amended and restated bylaws, which have been previously filed with the SEC.

General

We are authorized to issue 101,000,000 shares of capital stock, each with a par value of $0.001, consisting of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock, of which preferred stock, 750,000 shares have been designated as Series A Junior Preferred Stock. There were 53,680,127 shares of common stock outstanding and no shares of preferred stock outstanding as of April 29, 2016.

Notwithstanding the provisions of the DGCL, the number of authorized shares of common stock and preferred stock may, without a series vote, be increased or decreased (but not below the number of shares then outstanding) from time to time by the affirmative vote of the holders of a majority in voting power of the outstanding capital stock of GigPeak entitled to vote, voting together as a single class.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders. Holders of our common stock will be entitled to receive dividends when, as and if declared by our board of directors, out of any assets legally available for the payment of dividends, but only after the provisions with respect to preferential dividends on any outstanding series of preferred stock have been satisfied and after we have complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any outstanding series of our preferred stock. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of our common stock will become entitled to participate in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities, subject to the prior distribution rights of any class or series of preferred stock then outstanding and having preference over common stock in the event of liquidation, dissolution or winding-up. Holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

On December 16, 2011, our board of directors adopted a Rights Agreement under which we issued a dividend of one preferred share purchase right for each share of common stock held by stockholders of record as of January 6, 2012, and we will issue one preferred stock purchase right to each share of common stock issued by us between January 6, 2012, and the earlier of either the rights’ exercisability or the expiration of the Rights Agreement. Each right entitles stockholders to purchase one one-thousandth of our Series A Junior Preferred Stock. In general, the exercisability of the rights to purchase preferred stock will be triggered if any person or group, including persons knowingly acting in concert to affect the control of the Company, is or becomes a beneficial owner of 10% or more of the outstanding shares of the our common stock after December 16, 2011. Stockholders or beneficial ownership groups who owned 10% or more of the outstanding shares of our common stock on or before December 16, 2011, will not trigger the preferred share purchase rights unless they acquire an additional 1% or more of the outstanding shares of our common stock. Each right entitles a holder with the right upon exercise to purchase one one-thousandth of a share of preferred stock at an exercise price that is currently set at $8.50 per right, subject to purchase price adjustments as set forth in the Rights Agreement. Each share of Series A Junior Preferred Stock has voting rights equal to one thousand shares of common stock. In the event that exercisability of the rights is triggered, each right held by an acquiring person or group would become void. As a result, upon triggering of exercisability of the rights, there would be significant dilution in the ownership interest of the acquiring person or group, making it difficult or unattractive for the acquiring person or group to pursue an acquisition of us. These rights were set to expire in December of 2014.

On December 16, 2014, we entered into an Amended and Restated Rights Agreement to extend the expiration date of our Rights Agreement.  The Amended and Restated Rights Agreement amends the Rights Agreement previously adopted by (i) extending the expiration date by three years to December 16, 2017, (ii) decreasing the exercise price per right issued to stockholders pursuant to the stockholder rights plan from $8.50 to $5.25, and (iii) making certain other technical and conforming changes. In addition, in connection with the Amended and Restated Rights Agreement, on December 15, 2014, we adopted an Amended and Restated Certificate of Designation of Series A Junior Preferred Stock, which increased the number of authorized shares of Series A Junior Preferred Stock from 300,000 shares to 750,000 shares, and sets forth the rights, preferences and privileges of the Series A Junior Preferred Stock (as discussed below). Each share of Series A Junior Preferred stock retains the rights, preferences and privileges set forth above from the Original Certificate of Designation regarding redemption, dividends, voting rights, and liquidation preference.

NYSE MKT Listing. Our common stock is listed on the NYSE MKT under the symbol “GIG.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.  The transfer agent and registrar’s address is Operations Center, 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (877) 248-6417.

Preferred Stock

No shares of preferred stock are outstanding. Under our amended and restated certificate of incorporation, as amended, our board of directors is authorized to issue up to 1,000,000 shares of preferred stock. Pursuant to an Amended and Restated Certificate of Designation of Series A Junior Preferred Stock adopted by our board of directors on December 15, 2014, 750,000 shares have been designated as Series A Junior Preferred Stock. The Amended and Restated Certificate of Designation of Series A Junior Preferred Stock, filed with the Secretary of State of the State of Delaware on December 15, 2014, sets forth the rights, preferences and privileges of the Series A Junior Preferred Stock. Each share of Series A Junior Preferred Stock will:

•	not be redeemable;

•	in the event of a declaration of a dividend on the common stock, entitle the holder to receive a preferential quarterly dividend equal to the greater of $1.00 or an amount equal to 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends and other distributions (other than in shares of common stock), declared on the common stock;

•	entitle the holder to 1,000 votes on all matters submitted to the vote of the holders of the common stock; and

•	entitle the holder to receive upon our liquidation, a preferential liquidation payment of the greater of $1,000, plus accrued and unpaid dividends, or the amount to be received by a holder of 1,000 shares of common stock.

Our board of directors may also designate the rights, preferences and privileges of additional series of preferred stock, any or all of which may be greater than or senior to those of the common stock.  Though the actual effect of any such issuance on the rights of common stock will not be known until our board of directors determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:

•	diluting the voting power of the holder of common stock;

•	reducing the likelihood that holders of common stock will receive dividend payments;

•	reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and

•	delaying, deterring or preventing a change-in-control or other corporate takeover.

Anti-Takeover Effects of Provisions of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying or deferring a change in control of the Company. These provisions, among other matters:

•	provide for the classification of the board of directors into three classes, with one-third of the directors to be elected each year;

•	limit the number of directors constituting the entire board of directors to a maximum of 10 directors;

•	limit the types of persons who may call a special meeting of stockholders; and

•	establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special stockholder meetings.

Additionally, we have in place as of December 16, 2011, a Rights Agreement, amended and restated as of December 16, 2014, pursuant to which we issued a dividend of one preferred share purchase right for each share of common stock held by stockholders of record as of January 6, 2012, and we will issue one preferred stock purchase right to each share of common stock issued by us between January 6, 2012, and the earlier of either the rights’ exercisability or the expiration of the Rights Agreement. Each right entitles stockholders to purchase one one-thousandth of our Series A Junior Preferred Stock. In general, the exercisability of the rights to purchase preferred stock will be triggered if any person or group, including persons knowingly acting in concert to affect the control of the Company, is or becomes a beneficial owner of 10% or more of the outstanding shares of the our common stock after December 16, 2011.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids.  These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

SELLING STOCKHOLDER

We are registering for resale an aggregate of 1,754,385 shares of our common stock that may be sold by the Selling Stockholder set forth herein. Such shares include the shares of our outstanding common stock issued the Selling Stockholder in connection with the Purchase Agreement.

Pursuant to Section 6.1 of the Purchase Agreement, we agreed to file a registration statement with the SEC to register for resale the shares of our common stock that we issued pursuant to the Purchase Agreement. We agreed to keep such registration statement effective for a period ending on the first to occur of (a) the date all of the shares registered hereunder have been sold or (b) can be sold publicly without restriction or limitation under Rule 144 of the Securities Act (including, without limitation, the requirement to be in compliance with Rule 144(c)(1) of the Securities Act).

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to our common stock. To our knowledge, the Selling Stockholder has sole voting and investment power with respect to their respective shares of common stock, unless otherwise noted below.

The Selling Stockholder may sell some, all or none of its respective shares of common stock offered by this prospectus from time to time. We do not know how long the Selling Stockholder will hold their respective shares of common stock covered hereby before selling them.

	Prior to the Offering			After the Offering
Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding[1]	Number of Shares of Common Stock Being Registered for Resale[2]	Number of Shares of Common Stock Beneficially Owned[3]	Percentage of Shares of Common Stock Outstanding
Pudong Science and Technology Investment (Cayman) Co., Ltd.	1,754,385	3.27%	1,754,385	0	0%

__________________________
1 Based on 53,680,127 shares outstanding inclusive of the 1,754,385 share issued pursuant to the Purchase Agreement.
2 Represents the number of shares being registered on behalf of the selling stockholders pursuant to this registration statement, which may be less than the total number of shares beneficially owned by such selling stockholder.
3 Assumes that the selling stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares.  The registration of these shares does not necessarily mean that the selling stockholders will sell all of any portion of the shares covered by this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of Selling Stockholder to include the pledgee, transferee or other successors in interest as Selling Stockholder under this prospectus.

The Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Stockholder.  If we are notified by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the Selling Stockholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the Selling Stockholder.

LEGAL MATTERS

Crowell & Moring LLP, San Francisco, California, counsel to GigPeak, will issue a legal opinion concerning the validity of the securities offered hereby. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of GigPeak, Inc. (formerly GigOptix, Inc.) as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015, have been so incorporated in reliance on the report of Burr Pilger Mayer, Inc., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Terasquare Co., Ltd. as of December 31, 2014 and for the year ended December 31, 2014 incorporated in this prospectus by reference to the Current Report on Form 8-K/A Amendment No. 1 filed with the SEC on December 7, 2015, have been so incorporated in reliance on the report of Yeil Accounting Corporation, an independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, who file electronically with the SEC. The address of the site is http://www.sec.gov.

In addition, we maintain a website that contains information, including copies of reports, proxy statements and other information we file with the SEC. The address of our website is www.gigpeak.com. Information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We also intend to use the following social media channels as a means of disclosing information about the company, our services and other matters and for complying with our disclosure obligations under Regulation FD:

•	GigPeak Twitter Account (https://twitter.com/GigPeak)

The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these accounts, in addition to following our press releases, SEC filings and public conference calls and webcasts. This list may be updated from time to time. The information we post through these channels is not a part of this prospectus. Further, the references to the URLs for these websites are intended to be inactive textual references only.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 14, 2016;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2016, filed with the SEC on May 6, 2016;

•	our Current Reports on Form 8-K filed with the SEC on January 7, March 16, March 22, March 24, April 4, 2016, April 6, 2016, April 18, 2016 and April 29, 2016, respectively;

•	our Amendment No. 1 to the Current Report on Form 8-K/A filed with the SEC on December 7, 2015;

•	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-35520), filed with the SEC on April 23, 2012, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating this description; and

•	the description of the terms, rights and provisions applicable to the Series A Junior Preferred Stock purchase rights contained in GigPeak Inc.’s Registration Statement No. 000-54572 on Form 8-A, filed with the SEC on December 22, 2011, as amended by Amendment No. 1 to Registration Statement No. 000-54572 on Form 8-A/A, filed with the SEC on December 19, 2014

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial Registration Statement and prior to the effectiveness of the Registration Statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to:  GigPeak, Inc., 130 Baytech Drive, San Jose, California 95134, Attn: Investor Relations, or you may call us at (408) 522-3100.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses (other than the underwriting discounts and commissions) payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount to be Paid
SEC registration fee	$454.92
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$25,000.00
Miscellaneous	$0.00
Total	$50,454.92

Item 15.          Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware, or the DGCL, provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

GigPeak’s amended and restated certificate of incorporation, as amended, and amended and restated bylaws provide that GigPeak will indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of GigPeak or, while a director or an officer of GigPeak, is or was serving at the request of GigPeak as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. GigPeak will not be obligated to indemnify such person in connection with a proceeding commenced by such person unless GigPeak’s board of directors has authorized the commencement of such a proceeding.

We have also entered into an indemnification agreement with each of our directors and certain of our executive officers providing for indemnification to the fullest extent permitted by the DGCL.

In addition, GigPeak maintains standard policies of insurance that insure directors and officers of GigPeak against liability asserted against such persons, whether or not such directors or officers have the right to indemnification pursuant to the GigPeak charter, the GigPeak bylaws or otherwise.

These indemnification provisions and the indemnification agreements entered into between GigPeak and its officers and directors may be sufficiently broad to permit indemnification of GigPeak’s officers and directors (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16.          Exhibits

The following exhibits are filed herewith or incorporated herein by reference:

	Description	Filed Herewith	Form	Date Filed or Period Ended
2.1	Agreement and Plan of Merger, dated as of April 1, 2016, by and between GigOptix, Inc., Champagne Merger Sub, Inc., Magnum Semiconductor, Inc. and Fortis Advisors LLC.		8-K	April 4, 2016

3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant.		14-A	September 29, 2011

3.2	Second Amended and Restated By-laws of the Registrant.		8-K	April 18, 2016

3.3	Form of Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant		14-A	October 3, 2014

3.4	Certificate of Amendment dated April 5, 2016.		8-K	April 6, 2016

4.1	Form of Certificate representing the Common Stock, par value $0.001 per share, of the Registrant.		S-4	October 24, 2008

4.2	Certificate of Designation of Series A Junior Preferred Stock		8-A	December 22, 2011

4.3	Amended and Restated Certificate of Designation of Series A Junior Preferred Stock		8-A	December 15, 2014

4.4	Rights Agreement		8-A	December 16, 2011

4.5	Amended and Restated Rights Agreement		8-A/A	December 19, 2014

5.1	Opinion of Crowell & Moring LLP	X

10.1	Securities Purchase Agreement, by and between GigOptix, Inc. and Pudong Science and Technology Investment (Cayman) Co., Ltd., dated March 21, 2016.		8-K	March 22, 2016

23.1	Consent of Crowell & Moring LLP (included in Exhibit 5.1)	X

23.2	Consent of Burr Pilger Mayer, Inc., independent registered public accounting firm.	X

23.3	Consent of Yeil Accounting Corporation, independent auditors.	X

24.1	Power of Attorney (See signature page).	X

Item 17.          Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range maybe reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on May 23, 2016.

GIGPEAK, INC.

By:	/s/ Avi Katz
Name:	Dr. Avi Katz,
Title:	Chief Executive Officer and Chairman of the Board

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Avi Katz and Darren Ma as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-3 of GigPeak, Inc. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Avi Katz	Chief Executive Officer, President, Founder and Chairman of the Board (Principal Executive Officer)	May 23, 2016
Dr. Avi Katz

/s/ Darren Ma	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 23, 2016
Darren Ma

/s/ Frank W. Schneider	Director	May 23, 2016
Frank W. Schneider

/s/ Kimberly D.C. Trapp	Director	May 23, 2016
Kimberly D.C. Trapp

/s/ Neil J. Miotto	Director	May 23, 2016
Neil J. Miotto

/s/ Joseph J. Lazzara	Director	May 23, 2016
Joseph J. Lazzara

/s/ John J. Mikulsky	Director	May 23, 2016
John J. Mikulsky

EXHIBIT INDEX

	Description	Filed Herewith	Form	Date Filed or Period Ended
2.1	Agreement and Plan of Merger, dated as of April 1, 2016, by and between GigOptix, Inc., Champagne Merger Sub, Inc., Magnum Semiconductor, Inc. and Fortis Advisors LLC.		8-K	April 4, 2016

3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant.		14-A	September 29, 2011

3.2	Second Amended and Restated By-laws of the Registrant.		8-K	April 18, 2016

3.3	Form of Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant		14-A	October 3, 2014

3.4	Certificate of Amendment dated April 5, 2016.		8-K	April 6, 2016

4.1	Form of Certificate representing the Common Stock, par value $0.001 per share, of the Registrant.		S-4	October 24, 2008

4.2	Certificate of Designation of Series A Junior Preferred Stock		8-A	December 22, 2011

4.3	Amended and Restated Certificate of Designation of Series A Junior Preferred Stock		8-A	December 15, 2014

4.4	Rights Agreement		8-A	December 16, 2011

4.5	Amended and Restated Rights Agreement		8-A/A	December 19, 2014

5.1	Opinion of Crowell & Moring LLP	X

10.1	Securities Purchase Agreement, by and between GigOptix, Inc. and Pudong Science and Technology Investment (Cayman) Co., Ltd., dated March 21, 2016.		8-K	March 22, 2016

23.1	Consent of Crowell & Moring LLP (included in Exhibit 5.1)	X

23.2	Consent of Burr Pilger Mayer, Inc., independent registered public accounting firm.	X

23.3	Consent of Yeil Accounting Corporation, independent auditors.	X

24.1	Power of Attorney (See signature page).	X